Exhibit 6

TRANSACTION AGREEMENT

dated as of

October 13, 2008

between

SOVEREIGN BANCORP, INC.,

and

BANCO SANTANDER, S.A.

TABLE OF CONTENTS

i

TRANSACTION AGREEMENT

TRANSACTION AGREEMENT (this “Agreement”) dated as of October 13, 2008, between Sovereign Bancorp, Inc., a Pennsylvania corporation (the “Company”), and Banco Santander, S.A., a Spanish sociedad anónima (“Parent”).

WHEREAS, prior to the Reincorporation Effective Time, the Company shall form a new wholly owned subsidiary (“Company Virginia Sub”) as a Virginia corporation under and in accordance with the Virginia Stock Corporation Act (the “VSCA”), and the Company shall cause Company Virginia Sub to, and Company Virginia Sub shall, sign a joinder agreement to this Agreement and be bound hereunder prior to the Reincorporation Effective Time;

WHEREAS, the Executive Committee of Parent and the Board of Directors of the Company (the “Company Board”) have approved, and the Board of Directors of Company Virginia Sub (the “Company Virginia Sub Board”) shall approve, the strategic business combination transactions provided for herein (the “Transaction”) whereby (1) the Company will merge with and into Company Virginia Sub, with Company Virginia Sub surviving such merger (the “Reincorporation Merger”), and (2) immediately following the Reincorporation Merger, Company Virginia Sub, as the surviving corporation in the Reincorporation Merger, will become a wholly owned subsidiary of Parent pursuant to a statutory share exchange (the “Share Exchange”) in accordance with the VSCA;

WHEREAS, it is the intent of the parties hereto that, for U.S. federal income tax purposes, the Reincorporation Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” in respect of the Reincorporation Merger for the purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement to and condition to Parent’s willingness to enter into this Agreement, certain shareholders of the Company are entering into a Voting Agreement simultaneously with the execution of this Agreement substantially in the form attached hereto as Exhibit A (the “Voting Agreement”) whereby, among other things, such shareholders have agreed, upon the terms and subject to the conditions set forth therein, to vote the shares in favor of the Transaction to take or refrain from taking certain actions as set forth in the Voting Agreement to consummate the Reincorporation Merger and the Share Exchange;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transaction and also to prescribe certain conditions to the Transaction.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
Definitions

Section 1.01                                 .  Definitions.  (a) As used herein, the following terms have the following meanings:

“100% Acquisition Proposal” means any Acquisition Proposal, whether payable in cash, securities or a combination thereof, by any Person or group to acquire beneficial ownership of 100% of the equity securities (including those issuable pursuant to Convertible Rights) of the Company (other than the Company Series C Stock) that are not already Beneficially Owned by such Person or group.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third-Party offer, proposal or inquiry relating to, or any Third-Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries, or any acquisition, purchase or assumption, direct or indirect, of 25% or more of the Consolidated Deposits whether with or without the assistance (and regardless of whether such is contingent or guaranteed) of any Governmental Authority or any acquisition, purchase or assumption, directly or indirectly, of 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Third Party beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets or Consolidated Deposits of the Company or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Transaction (including the Reincorporation Merger and Share Exchange) or that could reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Affiliates of Parent” means those individuals designated by Parent to serve on the Company Board pursuant to the Investment Agreement.

“Applicable Law” means, with respect to any Person, any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Bank” means Sovereign Bank.

“Bank Board of Directors” means the Board of Directors of the Bank.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York or Madrid, Spain are authorized or required by Applicable Law to close.

“Charter” means the Amended and Restated Articles of Incorporation of the Company as amended from time to time in accordance with the terms thereof and Applicable Law.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2007 and the footnotes thereto set forth in the Company 10-K.

“Company Bylaws” means the bylaws of the Company as amended from time to time in accordance with the terms thereof and Applicable Law.

“Company Balance Sheet Date” means December 31, 2007.

“Company Disclosure Schedule”  means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent.

“Company Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect to the extent resulting from (1) changes in GAAP or regulatory accounting requirements, (2) changes in laws, rules or regulations of general applicability to companies in the industries in which the Company and its Subsidiaries operate, (3) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the industries in which the Company and its Subsidiaries operate, (4) failure to meet earnings projections, but not any of the underlying causes for such failure, (5) the impact of the Transaction on relationships with customers or employees solely to the extent the Company demonstrates such impact to have so resulted from such disclosure or consummation, (6) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby solely to the extent the Company demonstrates such effect to have so resulted from such disclosure or consummation, (7) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (8) actions or omissions taken with the prior written consent of Parent or expressly required by this Agreement, or (9) adverse credit events resulting in deterioration in the credit markets generally or in respect of the customers of the Company and including changes to any previously correctly applied asset marks resulting therefrom; provided that in each case listed in clauses (2), (3), (7) and (9) above, only to the extent such changes or events do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other companies engaged in the same industry as the Company and its Subsidiaries, or (ii) the Company’s or Company Virginia Sub’s ability to consummate the transactions contemplated by this Agreement.

“Company Qualifying SEC Report” means (a) the Company 10-K and (b) the Company SEC Documents filed on or after the date of filing of the Company 10-K that are filed with the SEC on the SEC’s EDGAR system at least one Business Day prior to the date of this Agreement.

“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

“Consolidated Deposits” means all deposits (as defined in 12 U.S.C. § 1813(1)) that are held by the Bank or any of its Affiliates, including demand deposits, commercial deposits with interest, savings accounts, money market deposit accounts, mutual fund and reserve fund sweep accounts, negotiable order of withdrawal accounts, certificates of deposit and business investment accounts, in each case, including any such deposits received by the Company or any of its Subsidiaries from and after the date hereof.

“Convertible Rights” means warrants, options, rights, convertible securities and any other securities or instruments that obligate an entity to issue capital stock, including the PIERS Instruments and any options, stock appreciation rights or restricted stock granted under the Employee Plans.

“Defensive Measure” means (i) any provision of the Charter or Company Bylaws the purpose or effect of which is, in whole or in part, to defer, delay or make more costly or burdensome, the consummation of an Acquisition Proposal involving the Company, including Articles 8, 11, 15, 16 and 17 of the Charter and Sections 4.03, 4.04, 10.01 and 11.01 of the Company Bylaws, (ii) any shareholder rights plan or “poison pill” including the Rights Agreement, (iii) any employment or severance agreement and any Employee Plan that provides for enhanced benefits to officers, directors or employees of the Company or any of its Subsidiaries or any acceleration of any such benefits in connection with the consummation of an Acquisition Proposal involving the Company or any of its Subsidiaries, including the Employee Agreements and the Employee Plans, (iv) any contract or agreement to which the Company is a party that imposes on the Company or any of its Subsidiaries a material cost, or deprives the Company or any of its Subsidiaries of a material asset or benefit, in either case, in connection with the consummation of an Acquisition Proposal involving the Company or any of its Subsidiaries, (v) any standstill or similar agreement to which the Company or any of its Subsidiaries is a party and which imposes restrictions, limitations or prohibitions on any Person’s ability to directly or indirectly, by itself or as a member of a group, purchase or make an offer to purchase, or publicly announce its intention to purchase or make an offer to purchase, any Company Securities or any Company Subsidiary Securities, or otherwise seek to control or influence the management or direction of the business of the Company or any of its Subsidiaries, (vi) any Applicable Law, the effect of which is to (A) provide special rights, including economic and voting rights, in connection with the consummation of an Acquisition Proposal involving the Company or any of its Subsidiaries or (B) limit, impair, or otherwise adversely affect the ability of Parent to exercise full control (voting or otherwise) over the Company or any of its Subsidiaries, their respective boards of directors or the Shares and (vii) any act by the Board, the Company or any of its Subsidiaries that is intended to have or has any of the effects described in clauses (i) through (v) above.

“Employee Plan” means any (i) “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) employment, severance, change of control, or similar agreement, contract, plan, arrangement or policy or (iii) other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option, restricted stock or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case, which is (x) maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any employee or former employee, director or independent contractor of the Company or any of its Subsidiaries or (y) with respect to which the Company or any of its Subsidiaries has any liability.

“Environmental Laws” means any Applicable Laws or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Ratio” means 0.2924.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HOLA” means the Home Owners’ Loan Act of 1933, as amended.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar intellectual property or proprietary rights.

“Investment Agreement” means that certain Investment Agreement by and between Parent and the Company, dated as of October 24, 2005, as amended from time to time.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“Knowledge” of or “known” to of any Person that is not an individual means the actual knowledge of such Person’s officers after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“NYSE” means the New York Stock Exchange.

“OTS” means the Office of Thrift Supervision.

“Parent Board” means the Board of Directors of Parent or, as the case may be, any Committee or Director of Parent to whom the Board of Directors has delegated sufficient authority to take the relevant action required of the Board of Directors.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any effect to the extent resulting from (1) changes in IFRS or regulatory accounting requirements, (2) changes in laws, rules or regulations of general applicability to companies in the industries in which Parent and its Subsidiaries operate, (3) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, currency exchange rates, and price levels or trading volumes in United States or foreign securities markets) affecting other companies in the industries in which Parent and its Subsidiaries operate, (4) failure to meet earnings projections, but not any of the underlying causes for such failure, (5) the impact of the Transaction on relationships with customers or employees solely to the extent Parent demonstrates such impact to have so resulted from such disclosure or consummation, (6) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby solely to the extent Parent demonstrates such effect to have so resulted from such disclosure or consummation, (7) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (8) actions or omissions taken with the prior written consent of the Company or expressly required by this Agreement, or (9) adverse credit events resulting in deterioration in the credit markets generally or in respect of the customers of Parent and including changes to any previously correctly applied asset marks resulting therefrom); provided that, in each case listed in clauses (2), (3), (7) and (9) above, only to the extent such changes or events do not have a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole compared to other companies engaged in the same industry as Parent and its Subsidiaries, or (ii) Parent’s ability to consummate the transactions contemplated by this Agreement.

“Parent Qualifying SEC Report” means (a) the Parent’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007 and (b) the Parent SEC Documents filed on or after the date of filing of such Form 20-F that are filed with the SEC on the SEC’s EDGAR system at least one Business Day prior to the date of this Agreement.

“Pennsylvania Law” means the Pennsylvania Business Corporation Law.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PIERS Instruments” means the Contingent Convertible Trust Preferred Income Equity Redeemable Securities issued by Sovereign Capital Trust IV.

“Requisite Board Approval” means the approval of at least 80% of the members of the Company Board, which approval shall constitute the unanimous approval of all of the members of the Company Board who are not Affiliates of Parent.

“Rights Agreement” means the Second Amended and Restated Rights Agreement dated as of January 19, 2005, as amended on October 25, 2005, as further amended on June 29, 2007, between the Company and Mellon Investor Services LLC, a New Jersey Limited Liability Company, as Rights Agent.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Shares” means shares of Company Common Stock.

“Subsidiary” means, at any time with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at such time directly or indirectly owned by such Person.

“Third Party” means any Person other than Parent and its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	Section 8.03
Agreement	Preamble
Board Reports	10.01
Capital Increase	Section 7.05
Closing	Section 3.01
Closing Date	Section 3.01
Code	Preamble
Commercial Registry	4.03
Company	Preamble
Company Board	Preamble
Company Board Recommendation	Section 6.02
Company Committee	Section 8.02
Company Common Certificate	3.04
Company Common Stock	3.04
Company Disclosure Documents	Section 6.10
Company Employees	9.02
Company Requisite Regulatory Approvals	Section 11.03
Company SEC Documents	Section 6.08
Company Securities	Section 6.05
Company Series C Certificate	Section 3.04
Company Series C Stock	3.04
Company Stock Option	3.05
Company Shareholder Approval	Section 6.02
Company Subsidiary Securities	Section 6.06
Company Virginia Exchange Certificate	4.02
Company Virginia Sub	Preamble
Company Virginia Sub Articles	3.07
Company Virginia Sub Board	Preamble
Company Virginia Sub ByLaws	3.08
Company Virginia Sub Certificates	Section 3.04
Company Virginia Sub Common Stock	Section 3.04
Company Virginia Sub Series C Stock	Section 3.04
Confidentiality Agreement	8.02
Continuing Employees	Section 9.02
Credit Committee Representative	Section 8.02
Deed of Capital Increase	4.03
Depositary	5.01
Depositary Agreement	4.04
Derivative Transactions	6.25
End Date	Section 12.01

Equity Plans	3.05
ESPP	Section 3.06
Exchange Agent	5.01
Exchange Effective Time	4.02
Exchange Fund	5.01
FINRA	Section 6.03
Indemnified Person	Section 9.01
Lease	6.15
Letter of Transmittal	5.02
Material Contract	Section 6.20
Materially Burdensome Regulatory Condition	Section 10.01
NSEC	4.03
Parent	Preamble
Parent ADSs	4.04
Parent Bylaws	7.01
Parent Ordinary Shares	4.04
Parent Representative	Section 8.02
Parent Requisite Regulatory Approvals	11.02
Parent SEC Documents	Section 7.10
Parent Shareholder Approval	7.05
Permits	Section 6.13
Prospectus	7.04
Proxy Statement	Section 6.03
Regulatory Agencies	6.22
Regulatory Agreement	6.23
Reincorporation Effective Time	3.02
Reincorporation Merger	Preamble
Reports	6.22
Representatives	8.02
SCL	4.01
Share Consideration	4.04
Share Exchange	Preamble
Subsidiaries	Section 6.19
Superior Proposal	Section 8.03
Surviving Corporation	Section 3.01
Takeover Statutes	6.02
Tax	Section 6.17
Taxing Authority	Section 6.17
Tax Return	Section 6.17
Tax Sharing Agreements	Section 6.17
Transaction	Preamble
Transfer Agent	4.03
Voting Agreement	Preamble

Voting Debt	Section 7.02
VSCA	Preamble
Termination Fee	Section 13.04
USA Patriot Act	6.32

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement.  Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that, with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
[Left Blank Intentionally]

ARTICLE 3
The Reincorporation Merger

Section 3.01.  The Reincorporation Merger.  (a) Subject to the terms and conditions of this Agreement, in accordance with Pennsylvania Law and the VSCA, at the Reincorporation Effective Time, the Company shall merge with and into Company Virginia Sub.  Company Virginia Sub shall be the surviving corporation (the “Surviving Corporation”) in the Reincorporation Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia. Upon consummation of the Reincorporation Merger, the separate corporate existence of the Company shall terminate.

(b) Subject to the terms and conditions of this Agreement, the closing of the Reincorporation Merger and the Share Exchange (the “Closing”) will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than three Business Days after the satisfaction (or, to the extent permitted by law or regulation, waiver by all parties) of the conditions set forth in Article 11 (other than those conditions that by their nature can only be satisfied at the Closing), or at such other place, time and date as shall be agreed in writing between Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 3.02.  Effective Time.  The Reincorporation Merger shall become effective in accordance with a Plan of Merger (which Plan of Merger shall be prepared by Parent promptly following the date of this Agreement and shall be consistent with this Agreement, the Pennsylvania Law and the VSCA and reasonably satisfactory to the Company) on the Closing Date at the time that is specified in the certificate of merger relating to the Reincorporation Merger issued by the Virginia State Corporation Commission and upon the filing of articles of merger and all other filings or recordings required by Pennsylvania Law with the Department of State of the Commonwealth of Pennsylvania (the “Reincorporation Effective Time”).

Section 3.03.  Effect Of Reincorporation Merger.  At and after the Reincorporation Effective Time, the Reincorporation Merger shall have the effects set forth in Pennsylvania Law and the VSCA.

Section 3.04.  Conversion Of Shares.

(a) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of common stock, no par value, of the Company (the “Company Common Stock”), (i) each share of Company Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury) shall be converted into one share of common stock, no par value per share, of Company Virginia Sub (the “Company Virginia Sub Common Stock”), (ii) each share of Company Common Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled and (iii) each share of Company Virginia Sub Common Stock issued and outstanding immediately prior to the Reincorporation Effective Time shall be cancelled.

(b) All of the shares of Company Common Stock converted into shares of Company Virginia Sub Common Stock pursuant to Section 3.04(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Common Certificate”) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Common Stock into which such shares of Company Common Stock represented by such Company Common Certificate have been converted pursuant to Section 3.04(a) (such certificates following the Reincorporation Merger, the “Company Virginia Sub Certificates”).

(c) At the Reincorporation Effective Time, by virtue of the Reincorporation Merger and without any action on the part of the Company, Company Virginia Sub or any holder of Series C Preferred Stock, no par value per share, of the Company (the “Company Series C Stock”), (i) each share of Company Series C Stock issued and outstanding immediately prior to the Reincorporation Effective Time (other than shares held in treasury and shares for which the holder thereof has perfected its dissenter’s rights pursuant to Pennsylvania Law) shall be converted into one share of Series C Preferred Stock, no par value per share, of Company Virginia Sub (the “Company Virginia Sub Series C Stock”), and (ii) each share of Company Series C Stock held in the treasury of the Company immediately prior to the Reincorporation Effective Time shall be cancelled.

(d) All of the shares of Company Series C Stock converted into shares of Company Virginia Sub Series C Stock pursuant to Section 3.04(c) shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Reincorporation Effective Time, and each certificate previously representing any such shares (“Company Series C Certificate”) shall thereafter represent, without the requirement of any exchange thereof, that number of shares of Company Virginia Sub Series C Stock into which such shares of Company

Series C Stock represented by such Company Series C Certificate have been converted pursuant to Section 3.04(c).

Section 3.05. Options; Restricted Stock.  (a) The Company and Company Virginia Sub shall take all requisite action such that, at the Reincorporation Effective Time, each then-outstanding option (a “Company Stock Option”) to purchase Shares granted under any equity-based compensation plan or arrangement of the Company (collectively, the “Equity Plans”), whether or not vested or exercisable, shall be canceled, and the Company shall pay to each former holder of any such canceled Company Stock Option at or promptly after the Reincorporation Effective Time an amount in cash equal to the product of (i) the excess, if any, of the cash value of one share of Company Virginia Sub Common Stock, determined as of the Reincorporation Effective Time, over the applicable exercise price per Share of such Company Stock Option and (ii) the number of Shares such holder could have purchased (assuming full vesting of such Company Stock Option) had such holder exercised such Company Stock Option in full immediately prior to the Reincorporation Effective Time.

(b)           At the Reincorporation Effective Time, each then-outstanding share of restricted stock granted under the Equity Plans (“Company Restricted Stock”) shall become vested and shall be treated in the same manner as other shares of Company Common Stock hereunder.

Section 3.06.  ESPP.  Prior to the Reincorporation Effective Time, the Company shall take all requisite actions pursuant to the terms of the Company Employee Stock Purchase Plan (the “ESPP”) to (i) preclude the commencement of any new subscription or option period after the date hereof and (ii) effective as of the Reincorporation Effective Time, terminate the ESPP and distribute to each participant in the ESPP the dollar amount, if any, in such participant’s account under the ESPP.

Section 3.07. Articles of Incorporation.  Subject to the terms and conditions of this Agreement, at the Reincorporation Effective Time, the Articles of Incorporation of Company Virginia Sub (the “Company Virginia Sub Articles”) in effect immediately prior to the Reincorporation Merger shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with Applicable Law (it being understood and agreed that the Company Virginia Sub Articles shall be substantially consistent with the form of articles of incorporation attached hereto as Exhibit B hereto with such changes as are proposed by Parent and not reasonably objected to by Company; which in any event shall be consistent with the provisions of Section 9.01 hereof).  The Company Virginia Sub Articles shall, in any event, provide that authorization of a share exchange pursuant to Section 13.1-718 of the VSCA shall require the approval of a majority of all of the votes entitled to be cast on such matter by holders of Company Virginia Sub Common Stock.

Section 3.08. Bylaws. Subject to the terms and conditions of this Agreement, at the Reincorporation Effective Time, the Bylaws of Company Virginia Sub (the “Company Virginia Sub Bylaws”) in effect immediately prior to the Reincorporation Merger shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Applicable Law (it being understood and agreed that the Company Virginia Sub Bylaws shall be substantially consistent with the form of bylaws attached hereto as Exhibit C, with such changes as are proposed by Parent and not reasonably objected to by Company; which in any event shall be consistent with the provisions of Section 9.01 hereof).

Section 3.09.  Board of Directors; Management.  The directors and officers of Company immediately prior to the Reincorporation Effective Time shall be the directors and officers of Company Virginia Sub immediately after the Reincorporation Effective Time, each to hold office in accordance with the Company Virginia Sub Articles and Bylaws until their respective successors are duly elected or qualified.

Section 3.10.  Tax Consequences.  It is intended that the Reincorporation Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” in respect of the Reincorporation Merger for the purposes of Sections 354 and 361 of the Code.

ARTICLE 4
The Share Exchange

Section 4.01. The Share Exchange.  Subject to the terms and conditions of this Agreement, in accordance with the VSCA and the Spanish Corporation Law of 1989 (Texto Refundido de la Ley de Sociedades Anónimas aprobado por el Real Decreto Legislativo 1564/1989), as amended (the “SCL”), at the Exchange Effective Time, pursuant to the provisions of Section 13.1-721 of the VSCA, Company Virginia Sub shall become a subsidiary of Parent through the exchange of each outstanding share of Company Virginia Sub Common Stock for the Share Consideration.

Section 4.02.  Exchange Effective Time.  The Share Exchange shall become effective, immediately following the Reincorporation Effective Time, in accordance with the Plan of Share Exchange (which Plan of Share Exchange shall be prepared by Parent promptly following the date of this Agreement and shall be consistent with this Agreement and the VSCA and reasonably satisfactory to the

Company) on the Closing Date at the time (the “Exchange Effective Time”) that is specified in the certificate of share exchange relating to the Share Exchange issued by the Virginia State Corporation Commission with respect to the Plan of Share Exchange, at which time, by virtue of the Share Exchange and as set forth in the Plan of Share Exchange and the VSCA, Parent shall automatically become the holder and owner of one hundred percent of the outstanding shares of Company Virginia Sub Common Stock, with the former holders of such outstanding shares being only entitled to receive the Share Consideration as provided for in Section 4.04.  The Transfer Agent, for the benefit of Parent, shall receive from Company Virginia Sub at the Exchange Effective Time the Company Virginia Exchange Certificate representing Parent’s ownership of all such outstanding shares of Company Virginia Sub Common Stock in exchange for the Share Consideration being issued pursuant to Section 4.04.  As used in this Agreement, “Company Virginia Exchange Certificate” shall mean the certificate representing the shares of Company Virginia Sub Common Stock being received by Parent pursuant to the terms hereof, which shares shall represent one hundred percent of the outstanding shares of Company Virginia Sub Common Stock.

Section 4.03.  Effects of the Share Exchange.  At and after the Exchange Effective Time, the Share Exchange shall have the effects set forth in the VSCA and the separate corporate existence of each of Company Virginia Sub and Parent shall continue and all shares of Company Virginia Sub Common Stock issued and outstanding shall, by virtue of the Share Exchange, continue to be issued and outstanding shares and shall be owned and held by Parent, and Company Virginia Sub shall deliver the Company Virginia Exchange Certificate evidencing such shares to a transfer agent theretofore selected by Parent and reasonably acceptable to the Company (the “Transfer Agent”) pursuant to an agreement between Company Virginia Sub, Parent and the Transfer Agent obligating the Transfer Agent, immediately upon receipt of the Company Virginia Exchange Certificate, to certify to Parent that it has received such Company Virginia Exchange Certificate on behalf and for the benefit of Parent and that Parent is the beneficial and record owner of such shares and that no other shares of Company Virginia Sub Common Stock are outstanding.  The Parent Board shall thereupon execute the decision taken by the Extraordinary General Meeting of Parent to increase the share capital of Parent in accordance with Articles 153.1(a) and 155 of the SCL, against a contribution in kind (Aumento con aportaciones no dinerarias), and shall register such action pursuant to the Deed of Capital Increase (the “Deed of Capital Increase”) granted before a Spanish Notary with the Commercial Registry (Registro Mercantil) of Santander (the “Commercial Registry”). A Spanish prospectus (Folleto) shall be filed and approved by the National Securities Exchange Commission of Spain (the “NSEC”). Pursuant to the Share Exchange, the Deed of Capital Increase (as registered with the relevant Commercial Registry) shall be delivered to the Spanish Settlement and Clearing

System (Iberclear), the Spanish Stock Exchanges and to the NSEC, for the new shares to be listed and registered in the name of the Depositary, for the account of Company Virginia Sub Common Stock holders, and to any required stock exchanges for the admission authorization of Parent Ordinary Shares to be listed.

Section 4.04.  Exchange Of Company Virginia Sub Common Stock.  At the Exchange Effective Time, by virtue of the Share Exchange and without any further action on the part of Parent, Company Virginia Sub or any holder of Company Virginia Sub Common Stock:

(a) All shares of Company Virginia Sub Common Stock that are owned by Parent, Company Virginia Sub or any of their respective direct or indirect wholly-owned Subsidiaries immediately prior to the Exchange Effective Time (other than shares of Company Virginia Sub Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and other than shares of Company Virginia Sub Common Stock held, directly or indirectly, by Parent, or Company Virginia Sub or any of their respective direct or indirect wholly-owned Subsidiaries in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Subject to Section 4.04(d), at the Exchange Effective Time, by virtue of the Share Exchange and without any action on the part of Parent, Company Virginia Sub or any holder of Company Virginia Sub Common Stock, each share of Company Virginia Sub Common Stock (except as set forth in Section 4.04(a)) shall be exchanged for the right to receive from Parent the number of ordinary shares of Parent, of 50 euro-cents nominal value each (the “Parent Ordinary Shares”) as is equal to the Exchange Ratio (the “Share Consideration”).

(c) The Parent Ordinary Shares to be issued in exchange for the shares of Company Virginia Sub Common Stock exchanged hereunder shall be registered in the name of the Depositary by the Spanish Settlement and Clearing System and then delivered (x) in the form of receipts representing American depositary shares representing Parent Ordinary Shares (“Parent ADSs”), and such Parent ADSs shall be issued in accordance with the Depositary Agreement, dated as of June 1, 1987 (as amended), by and between Parent, JPMorgan Chase Bank, N.A., as depositary, and the holders of Parent ADSs (as such agreement may be amended to deposit the Parent Ordinary Shares being issued pursuant hereto and to deliver the Parent ADSs being delivered hereto) or a depositary agreement to be entered into after the date of this Agreement in form and substance not reasonably objected to by Company (the “Depositary Agreement”) or (y) if and to the extent elected by any holder in the manner provided in Section

5.02(b), in the form of Parent Ordinary Shares, in account entry form, rather than Parent ADSs, but subject to Parent’s discretion, after consultation with the Depositary, to invalidate such election, in which case all Parent Ordinary Shares delivered hereto shall be in the form of Parent ADSs.

(d) If, between the date of this Agreement and the Exchange Effective Time, Parent undergoes a reorganization, recapitalization, reclassification, issues a stock dividend, or effects a stock split or reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Share Consideration.

Section 4.05.  Parent Capital Stock.  At and after the Exchange Effective Time, each Parent Ordinary Share and Parent ADS issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding and shall not be affected by the Share Exchange.

ARTICLE 5
Exchange Of Shares

Section 5.01.  Deposit of Consideration.  Promptly following the Exchange Effective Time, Parent shall provide (i) to JPMorgan Chase Bank, N.A. (the “Depositary”) the Parent Ordinary Shares being issued in the form of Parent ADSs and the Depositary shall deposit with the Exchange Agent, for the benefit of holders of Company Virginia Sub Common Stock, for exchange in accordance with this Article 5, receipts representing such Parent ADSs, and (ii) to the Exchange Agent, the Parent Ordinary Shares (A) being issued in account entry form and (B) being sold by the Exchange Agent pursuant to the procedure described in Section 5.02(i) (the “Exchange Fund”) and Parent shall instruct the Exchange Agent to timely exchange the Share Consideration and pay such cash in lieu of fractional shares, in accordance with this Agreement.

Section 5.02.  Exchange Of Shares.  (a)  Promptly after the Exchange Effective Time, the Exchange Agent shall mail to each holder of record of Company Virginia Sub Certificate(s) (which, after the Exchange Effective Date, shall represent only the right to receive the Share Consideration and any cash in respect of fractional shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Company Virginia Sub Certificate(s) shall pass, only upon delivery of Company Virginia Sub Certificate(s) (or affidavits of loss in lieu of such Company Virginia Sub Certificate(s))) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering Company Virginia Sub Certificate(s) in exchange for the Share Consideration and any cash in lieu of fractional Parent Ordinary Shares to be paid in consideration therefor upon surrender of such Company Virginia Sub Certificate ..  The Letter of Transmittal shall also contain instructions for electing to effect the surrender of Company Virginia Sub Certificates in exchange for Parent Ordinary Shares in account entry form in lieu of Parent ADSs, provided that Parent may, at its own discretion, after consultation with the Depositary, invalidate such election.

(b) Upon proper surrender of a Company Virginia Sub Certificate or Company Virginia Sub Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed Letter of Transmittal, duly executed, the holder of such Company Virginia Sub Certificate or Company Virginia Sub Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a receipt representing that number of whole Parent ADSs or Parent Ordinary Shares in account entry form to which such holder of Company Virginia Sub Common Stock shall have become entitled pursuant to the provisions of Article 4 and (ii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered pursuant to the provisions of this Article 5.  No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Company Virginia Sub Certificates.

(c) No dividends or other distributions with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be paid to the holder of any unsurrendered Company Virginia Sub Certificate with respect to the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented thereby, in each case unless and until the surrender of such Company Virginia Sub Certificate in accordance with this Article 5.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Company Virginia Sub Certificate in accordance with this Article 5, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Exchange Effective Time theretofore payable with respect to the whole Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented by such Company Virginia Sub Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs represented by such Company Virginia Sub Certificate with a record date after the Exchange Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs issuable with respect to such Company Virginia Sub Certificate.

(d) If any receipt representing Parent ADSs or Parent Ordinary Shares in account entry form are to be issued in a name other than that in which the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Company Virginia Sub Certificate or Company Virginia Sub Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a receipt representing Parent ADSs or Parent Ordinary Shares in account entry form in any name other than that of the registered holder of the Company Virginia Sub Certificate or Company Virginia Sub Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) After the Exchange Effective Time, there shall be no transfers on the stock transfer books of Company Virginia Sub of the shares of Company Virginia Sub Common Stock that were issued and outstanding immediately prior to the Exchange Effective Time.  If, after the Exchange Effective Time, Company Virginia Sub Certificates are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for receipts representing Parent ADSs or Parent Ordinary Shares in account entry form as provided in this Article 5.

(f) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional Parent Ordinary Shares in account entry form or receipts representing fractional Parent ADSs shall be issued upon the surrender of Company Virginia Sub Certificates for exchange, no dividend or distribution with respect to Parent Ordinary Shares in account entry form or receipts representing Parent ADSs shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Ordinary Shares in account entry form or receipts representing Parent ADSs.  In lieu of the issuance of any such fractional share, Parent shall deliver to the Exchange Agent the Parent Ordinary Shares being sold by the Exchange Agent pursuant to the procedure described in Section 5.02(i).

(g) The Exchange Agent shall sell any Parent ADSs delivered to it by the Depositary and any non-cash portion of the Exchange Fund that remains unclaimed by the stockholders of Company Virginia Sub on the date falling 18 months after the Exchange Effective Time and shall return the proceeds of such sale and any other cash held in the Exchange Fund at such time to Company Virginia Sub.  Any former shareholders of Company Virginia Sub who have not theretofore complied with this Article 5 shall thereafter look only to Company Virginia Sub with respect to the Share Consideration, any consideration in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Ordinary Shares in account entry form or receipts representing Parent ADSs deliverable in respect of each share of Company Virginia Sub Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Parent, Company Virginia Sub, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Virginia Sub Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h) In the event any Company Virginia Sub Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Virginia Sub Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Virginia Sub Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Virginia Sub Certificate the Share Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

(i) The Exchange Agent shall aggregate all fractional interests in Parent Ordinary Shares and sell all such shares, in one or more transactions executed on one or more stock exchanges through one or more brokers nominated by Parent with the proceeds of such sale being remitted to the Exchange Agent as soon as practicable thereafter.  The Exchange Agent shall deliver the cash proceeds of any such sales to former holders of shares of Company Virginia Sub Common Stock in lieu of their fractional interest in Parent Ordinary Shares or Parent ADSs. The proceeds to any holder of shares of Company Virginia Sub Common Stock sold by the Exchange Agent pursuant to this Section 5.02(i) shall be the proceeds before any costs associated with any such sale, and any costs incurred in connection with any such sale (including any commissions, currency exchange fees, transfer taxes and other transaction costs) shall be borne by Parent.  For the avoidance of doubt, any reference in this Agreement to Parent providing to the Exchange Agent any funds in lieu of fractional shares shall refer exclusively to the procedure described in this Section 5.02(i), through which cash is generated through the sale by the Exchange Agent of Parent Ordinary Shares, and through which  no cash is provided or funded by Parent at any time.

Section 5.03.  Withholding Rights.  Notwithstanding anything to the contrary contained herein, Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If Parent so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent made such deduction and withholding.

ARTICLE 6
Representations and Warranties of the Company

Subject to Section 13.06, except as (a) disclosed in any Company Qualifying SEC Report (other than (i) any information that is contained in the “Risk Factors” section of such Company Qualifying SEC Reports, except to the extent such information consists of factual historical statements, and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Company Qualifying SEC Reports) if the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent, or (b) set forth on the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 6.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  The Company is a savings and loan holding company duly registered under the HOLA.  The Company has all corporate powers and has, and has had at all relevant times, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those governmental licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has heretofore made available to Parent true and complete copies of the Charter and Company Bylaws as currently in effect.

Section 6.02.  Corporate Authorization.  (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby have been duly, validly and approved by the Company Board by Requisite Board Approval.  Promptly following the organization of Company Virginia Sub, the Company, as the sole shareholder of Company Virginia Sub, will approve the Reincorporation

Merger, the Share Exchange and waive any right to dissent from the Share Exchange for all purposes of Section 13.1-729 et seq. of the VSCA such that the provisions of such sections will not apply to this Agreement, the Transaction or any of the other transactions contemplated hereby and Section 13.1-725 et seq. and 13.1-728.1 et seq. will not apply thereto.  Except for the affirmative vote of the holders of not less than a majority of the outstanding Company Common Stock voting on the Reincorporation Merger, voting together as a single class to approve the Reincorporation Merger (the “Company Shareholder Approval”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transaction or the other transactions contemplated hereby or thereby.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity or by applicable conservatorship or receivership provisions of the FDIA).

(b) At a meeting duly called and held, the Company Board has by the Requisite Board Approval (i) determined that this Agreement and the transactions contemplated hereby, including the Transaction, the Reincorporation Merger and the Share Exchange, are advisable and in the best interests of the Company and its shareholders and has directed that this Agreement be submitted to the Company’s shareholders for approval and adoption, (ii) recommended that such shareholders adopt and approve this Agreement and the Transaction, at a duly held meeting of such shareholders (such recommendation, the “Company Board Recommendation”), (iii) adopted a resolution to the foregoing effect, and (iv) taken all other actions necessary to exempt the Reincorporation Merger, the Share Exchange, the Voting Agreement, this Agreement and the transactions contemplated by each of the foregoing from (A) any Defensive Measure (to the extent any such action necessary for such exemption can be taken by Company Board action) or (B) any “fair price”, “moratorium”, “control share acquisition”, “interested stockholder”, “business combination” or other similar statute or regulation promulgated by a Governmental Authority (including Sections 2538 and 2541 through 2588 of Pennsylvania Law and Sections 13.1-725 et seq. and 13.1-728 et seq. of the VSCA) (collectively, “Takeover Statutes”).

Section 6.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority on the part of the Company or its Subsidiaries, other than (i) the filing of articles of merger with respect to the Reincorporation Merger with the Department of State of the Commonwealth of Pennsylvania, the filing of the articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the VSCA, the issuance by the Virginia State Corporation Commission of the certificate of merger and certificate of share exchange pursuant to the VSCA with the Virginia State Corporation Commission, and other appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing with the SEC of the proxy statement (the “Proxy Statement”) in definitive form relating to the special meeting of the Company’s shareholders to be held in connection with this Agreement and the Transaction and the other transactions contemplated hereby and the filing and declaration of effectiveness of the F-4 in which the Proxy Statement will be included as a prospectus of Parent, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (iv) the filing of an application with the Federal Reserve Board under Section 4 of the BHC Act, a notice with the OTS under the HOLA and the approval of such application and notice, (v) filings of applications and notices with, and receipt of approvals or nonobjections from, the Financial Industry Regulatory Authority (“FINRA”), and (vi) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 6.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Charter, Company Bylaws or similar governing documents of any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 6.05.  Capitalization.  (a) The authorized capital stock of the Company consists of (i) 800,000,000 Shares and (ii) 7,500,000 shares of preferred stock, of which (x) 25,000 shares of preferred stock are classified as Series A

Junior Participating Preferred Stock and (y) 8,000 shares of preferred stock are classified as Series C Preferred Stock.  As of October 10, 2008, there were outstanding 662,641,448 Shares (of which an aggregate of 5,378,814 are Company Restricted Shares), no shares of Series A Junior Participating Preferred Stock, 8,000 shares of Series C Preferred Stock and employee stock options to purchase an aggregate of 8,314,464 Shares (of which options to purchase an aggregate of 6,026,495 Shares were exercisable).  In addition, there are outstanding stock appreciation rights with respect to 700,000 Shares and restricted stock units with respect to 180,955 Shares.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.  No Subsidiary or Affiliate of the Company owns any shares of capital stock of the Company.  Section 6.05(a) of the Company Disclosure Schedule contains a complete and correct list of (A) each outstanding Company Stock Option, including the holder, date of grant, exercise price, vesting schedule and number of Shares subject thereto, and (B) each outstanding Company Restricted Share, including the holder, date of grant and number vested. None of the Company’s preferred stock, Company Securities (other than the Shares) or Company Subsidiary Securities have any voting, consent or approval rights with respect to the Transaction.

(b) There are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.  Except as set forth in this Section 6.05 and for changes since October 10, 2008 resulting from the exercise of Company Stock Options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  Except for the Investment Agreement, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

Section 6.06.  Subsidiaries.  (a) Each Subsidiary of the Company has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, has all organizational powers and has, and has had at all relevant times, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect.  Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect.  All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.  Except for the capital stock or other equity or voting interests of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person.

(c) The Bank is a federal savings bank, duly organized and validly existing under the laws of the United States of America.  The Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh. The Bank has all corporate powers and has, and has had at all relevant times, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those governmental licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The deposits of the Bank are insured by the FDIC to the fullest extent permitted in the FDIA, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(d) The authorized capital stock of the Bank consists of (i) 15,000,000 shares of common stock, $1.00 par value, of which 1,000 shares are outstanding, and (ii) 7,500,000 shares of preferred stock, no par value, of which no shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights, all of which are owned by the Company free and clear of any Liens.

Section 6.07.  Company Virginia Sub.  (a) Following the date of its incorporation, Company Virginia Sub will not engage in any activities other than in connection with or contemplated by the joinder agreement to this Agreement or this Agreement. Company Virginia Sub will have full corporate power and authority to execute and deliver the joinder agreement to this Agreement and to consummate the Transaction and the other transactions contemplated hereby and thereby.  The execution and delivery of the joinder agreement to this Agreement and the consummation of the Transaction and the other transactions contemplated hereby and thereby will be duly, validly and unanimously approved by the Company as the sole shareholder of the Company Virginia Sub.  The joinder agreement to this Agreement will be duly and validly executed and delivered by Company Virginia Sub and (assuming due authorization, execution and delivery by Parent of the joinder agreement to this Agreement) will constitute a valid and binding obligation of Company Virginia Sub, enforceable against Company Virginia Sub in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).  The Company as the sole shareholder of Company Virginia Sub will unanimously approve this Agreement, the joinder agreement to this Agreement, the Transaction and the other transactions contemplated hereby and thereby as required to render inapplicable to this Agreement, the Transaction and the other transactions contemplated hereby all restrictions set forth in any Takeover Statutes of the Commonwealth of Virginia.

(b) Neither the execution and delivery of the joinder agreement to this Agreement by Company Virginia Sub nor the consummation by Company Virginia Sub of the Transaction or the other transactions contemplated hereby or thereby, nor compliance by Company Virginia Sub with any of the terms or provisions of the joinder agreement to this Agreement and this Agreement, will (i) violate any provision of the Company Virginia Sub Articles or the Company Virginia Sub Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 6.07(c) are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Company Virginia Sub, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company Virginia Sub or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company Virginia Sub or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

(c) Except for (i) the filing of articles of merger with respect to the Reincorporation Merger with the Department of State of the Commonwealth of Pennsylvania, the filing of the articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the VSCA with the Virginia State Corporation Commission, the issuance by the Virginia State Corporation Commission of the certificate of merger and certificate of share exchange pursuant to the VSCA, and other appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (iii) the filing of an application with the Federal Reserve Board under Section 4 of the BHC Act and the approval of such application, (iv) filings of applications and notices with, and receipt of approvals or nonobjections from FINRA, (v) a notice with the OTS under the HOLA and the approval of such notice, (vi) the Company Shareholder Approval, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Ordinary Shares and Parent ADSs pursuant to this Agreement and approval of listing of such Parent Ordinary Shares and Parent ADSs on the NYSE, no consents or approvals of or filings or registrations with any Governmental Authority, are necessary in connection with the consummation by Company Virginia Sub of the Transaction and the other transactions contemplated by this Agreement.  No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Company Virginia Sub of the joinder agreement to this Agreement.

Section 6.08.  SEC Filings and the Sarbanes-Oxley Act.  (a) The Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1,

2007 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).  As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.  As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b) The Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.  For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(c) The Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(d) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) The Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(f) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

Section 6.09.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 6.10.  Disclosure Documents.  (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s shareholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 13E-3, and the Proxy Statement to be filed with the SEC in connection with the Transaction and the other transactions contemplated hereby, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b)  (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (ii) any Company Disclosure Document (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 6.10(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or its Representatives specifically for use therein.

(c) The information relating to the Company and its Subsidiaries (including Company Virginia Sub) that is provided by the Company or its representatives for inclusion in the F-4, the Schedule 13E-3, the Prospectus, any Company Disclosure Document or in any other document filed with any other Regulatory Agency or Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 6.11.  Absence of Certain Changes.  Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been (other than as disclosed in the Company SEC Documents publicly filed after the Company Balance Sheet Date and prior to the date hereof or the Company Balance Sheet) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 6.12.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date and (c) liabilities and obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 6.13.  Compliance with Laws and Court Orders.  (a) The Company and each of its Subsidiaries is and has been in compliance with, and to the Knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except, in each case, for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries have all material governmental licenses, permits, certificates, approvals and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any Permit is subject to any adverse action, or to the Knowledge of the Company, has any notice or adverse action been threatened, except where the failure to have any such Permit or the receipt of such notice would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 6.14.  Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the Knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any Employee Plan, or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 6.15.  Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid title to, or valid leasehold interests in, all its property and assets reflected in the Company Balance Sheet or acquired after December 31, 2007.  None of such property or assets is subject to any Lien, except (a) Liens disclosed on the Company Balance Sheet or the notes thereto, (b) Liens for taxes not yet due, payable or being contested in good faith, (c) Liens that that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or would not reasonably be expected to materially detract from the value or materially interfere with any present or intended use of such property or assets or (d) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Company or any of its Subsidiaries.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

Section 6.16.  Intellectual Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (iii) to the Knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property used by the Company or any of its Subsidiaries or alleging that the any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; and (vi) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 6.17.  Taxes.

(a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such material Tax Returns are true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2002 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax.

(e) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) The Company and each of its Subsidiaries has properly withheld and timely paid over to the applicable Taxing Authority all material taxes that it is required to withhold from amounts paid to any employee, partner, independent contractor, creditor, shareholder or other person.

(g) There are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due or Taxes being contested in good faith in appropriate proceedings and for which adequate accruals and reserves have been established in accordance with GAAP.

(h) Neither the Company nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively among the Company and/or its Subsidiaries) pursuant to which it will have any obligation to make any payments in respect of Taxes after the Exchange Effective Time.

(i) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Exchange Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).  “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.  “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries, and any agreement allocating income, gains, deductions or losses of an entity in which the Company or any Subsidiary is treated as a partner for tax purposes).

Section 6.18.  Employees and Employee Benefits Plans.  (a) Section 6.18(a) of the Company Disclosure Schedule contains a correct and complete list identifying each Employee Plan.  A copy of each Employee Plan (and, if applicable, any related trust or funding agreements or insurance policies) and all amendments thereto have been made available to Parent together with, if applicable, the most recent annual report (Form 5500) and actuarial report prepared in connection with such Employee Plan or trust.

(b) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no “reportable event,” within the meaning of Section 4043 of ERISA, other than a “reportable event” which would not reasonably be expected to give rise to any material liability for the Company or any of its Subsidiaries, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan and (ii) either the Company nor any ERISA Affiliate of the Company has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or has incurred, or reasonably expects to incur, (x) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any Employee Plan covered or previously covered by Title IV of ERISA or (y) any liability under Section 4971 of the Code that in either case could become a liability of the Company or any of its Subsidiaries or Parent or any of its ERISA Affiliates after the Exchange Effective Time.

(c) With respect to each Employee Plan subject to Section 412 of the Code: (i) no “accumulated funding deficiency” has been incurred, (ii) neither Parent nor the Company nor any of their respective Subsidiaries is reasonably expected to be required to post security under ERISA with respect to the funding any such Employee Plan and (iii) the Pension Benefit Guaranty Corporation has

not instituted or threatened to institute proceedings for the termination of any such Employee Plan.

(d) Neither the Company nor any of its ERISA Affiliates nor any predecessor thereof contributes to (or has any obligation to contribute to), or has in the past six years contributed to (or had any obligation to contribute to), any multiemployer plan, as defined in Section 3(37) of ERISA.

(e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination, from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letter with respect to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all Applicable Laws, including ERISA and the Code, which are applicable to such Employee Plan.

(f) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under or increase the amount payable or trigger any other material obligation, requirement or restriction pursuant to any Employee Plan.  There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle such employee or former employee to any material payment or benefit as a result of the transactions contemplated hereby that would not be deductible pursuant to the terms of Section 280G of the Code.

(g) No officer, employee, director or consultant of the Company or any of its Subsidiaries is entitled to receive any tax gross-up, indemnity or similar payment from the Company or any of its Subsidiaries as a result of the imposition of any income tax or excise tax under Section 409A of the Code.

(h) Neither the Company nor any of its Subsidiaries has any liability in respect of any post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(i) Except as required by Applicable Law, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any employee benefit plan which would increase materially the expense of maintaining such employee benefit plan above the level of the expense incurred in respect thereof for the fiscal year ended as of the Company Balance Sheet Date.

(j) All material contributions and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices, have been discharged and paid on or prior to the date hereof, or to the extent not paid, have been reflected as a liability on the Company Balance Sheet in accordance with GAAP.

(k) Neither the Company nor any of its Subsidiaries is party to any effective or pending collective bargaining agreement or similar labor agreement covering employees or former employees of the Company or any of its Subsidiaries. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have substantially complied with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. Each employee, director and independent contractor of the Company and its Subsidiaries is principally employed or engaged in the United States.

(l) Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated or announced (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” (as defined in the WARN Act) or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar Applicable Law.

Section 6.19.  Environmental Matters.  (a) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company: (i) no written notice, order, complaint or penalty has been received by any Company arising out of any Environmental Law in the five years prior to the date of this Agreement, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws; (ii) the Company and its Subsidiaries have all Environmental Permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such permits; and (iii) the operations of the Company and its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

(b) Neither the Company nor any of its Subsidiaries owns, leases or operates any real property or conducts any operations in New Jersey or Connecticut such that the consummation of the transactions contemplated hereby would require material filings to be made or material actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a 134 through 22 134e of the Connecticut General Statutes).

(c) For purposes of this Section 6.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 6.20.  Material Contracts.  (a) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, lease, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof, (ii) that contains (A) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect the ability of the Company, the Surviving Corporation or any of their Subsidiaries or their businesses or, following consummation of the Transaction and the other transactions contemplated hereby, Parent or its Affiliates, to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Parent or its Affiliates, is or would be conducted or (B) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries or, following consummation of the Transaction, Parent or its Affiliates, to own or operate any assets or business, (iii) containing a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than the Company or its Subsidiaries) that is material to the Company or its Subsidiaries, (iv) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, director or officer (or, to the Company’s Knowledge, any of their respective Affiliates), on the other hand, other than (A) contracts between the Company and any of its Subsidiaries, (B) contracts among Subsidiaries of the Company and (C) contracts with Parent or its Affiliates or (v) that, upon the execution, delivery or performance by the Company of this Agreement or the consummation of any of the transactions contemplated hereby, requires any consent or other action by any Person under, constitutes a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or causes or permits the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled and that is material to the business of the Company and its Subsidiaries, taken as a whole.  Each contract, arrangement, commitment or understanding of the type described in this Section, whether or not set forth in the Company Disclosure Schedule, is referred to as a “Material Contract”.

(b) Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Material Contracts is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any action which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract.

Section 6.21.  Insurance.  The Company and its Subsidiaries have in full force and effect the insurance coverage with respect to their business.

Section 6.22.  Reports; Regulatory Matters.  The Company and its Subsidiaries have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (“Reports”), that they were required to file since January 1, 2006 with (i) any domestic securities, broker-dealer, investment adviser, and insurance agency self-regulatory organization, (ii) the Federal Reserve Board, (iii) the OTS, (iv) the FDIC and (v) any other federal or state governmental or regulatory agency or authority with supervisory responsibility over the operations of the Company and its Subsidiaries (the agencies and authorities identified in clauses (i) through (v), inclusive, are, collectively, the “Regulatory Agencies”), and all other reports and statements required to be filed by them since January 1, 2006, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is subject to the jurisdiction of a non-U.S. Governmental Authority.  Any such Report and any statement regarding the Company or any of its Subsidiaries made in any Report filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of the Companies and its Subsidiaries, there are no material pending proceedings before, or, to the Knowledge of the Company, material investigations by, any Regulatory Agency into the business or operations of the Company or any of its Subsidiaries.  Except as have been previously disclosed to the Company Board, there are no unresolved violations, criticisms, or exceptions by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company or any of its Subsidiaries, except for any such violations, criticisms or exceptions are not, individually or in the aggregate, material.

Section 6.23.  Agreements With Regulatory Authorities.  Except as is not material, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or since January 1, 2006 has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has outstanding any board resolutions adopted at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Regulatory Agreement”), nor has the Company nor any of its Subsidiaries been advised since January 1, 2006 by any Regulatory Agency or other Governmental Entity that it is considering issuing or requiring any such Regulatory Agreement.

Section 6.24.  Investment Securities.  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries each has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries and except for such defects in title or Liens that would not be material to the Company and its Subsidiaries taken as a whole and (ii) such securities are valued on the books of the Company and its Subsidiaries in accordance with GAAP.

Section 6.25.  Derivative Instruments.  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) all Derivative Transactions (as herein defined) were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practices and applicable rules, regulations and policies of any Regulatory Agency and other policies, practices and procedures employed by the Company and its Subsidiaries and with counterparties believed at the time to be financially responsible and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect, (ii) the Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent required, and (iii) to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.  As used herein, “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

Section 6.26.  Finders’ Fees.  Except for the financial advisors set forth in the Company Disclosure Schedules, a copy of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 6.27.  Opinion of Financial Advisor.  The Company has received the opinion of Barclays, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Exchange Ratio is fair to the shareholders of the Company (other than Parent and its Affiliates) from a financial point of view under the circumstances applicable to the Company as of the date hereof.

Section 6.28.  Antitakeover Statutes and Rights Agreement.  (a) The Company has taken all action necessary to exempt the Voting Agreement, this Agreement, the Transaction and the other transactions contemplated by each of the foregoing from any Takeover Statute, and, accordingly, no Takeover Statute  applies or purports to apply to any such transactions.

(b) The Company has taken all action necessary to render the provisions of Articles 11 and 16 of the Charter inapplicable to, or otherwise consistent with the Voting Agreement, this Agreement, the Transaction and the other transactions contemplated by each of the foregoing, and unable to prevent Parent from exercising its rights under this Agreement or the Voting Agreement or making it more difficult to obtain the approval of the Company Board or the shareholders of the Company than it would be in the absence of such provision.

(c) The Company has taken all action necessary to render the rights issued pursuant to the terms of the Rights Agreement inapplicable to the Voting Agreement, this Agreement, the Transaction and the other transactions contemplated by each of the foregoing.

(d) The Company has taken all actions necessary so that, to the extent such actions are within the Company’s or the Company Board’s powers, any other Defensive Measures are rendered inapplicable to, or are otherwise consistent with, and do not prevent Parent from exercising its rights under, the Voting Agreement, this Agreement, the Transaction and the other transactions contemplated by each of the foregoing.

Section 6.29.  Allowance For Losses.  The allowance for loan losses reflected, and to be reflected, in the Reports each has been, and will be, established in compliance with the requirements of all applicable regulatory criteria, and the allowance for loan losses shown, and to be shown, on the balance sheets contained in the Company Qualifying SEC Reports have been, and will be, established in compliance with the applicable requirements of GAAP.

Section 6.30.  Related Party Transactions.  Except as disclosed in the Company SEC Documents or in the footnotes to the Company Qualifying SEC Reports, the Company is not a party to any material transaction (including any loan or other credit accommodation, but excluding deposits in the ordinary course of business) with any Affiliate of the Company (except (i) a Subsidiary of the Company or (ii) Parent and its Subsidiaries).  All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other risks or unfavorable features.  No loan or credit accommodation to any Affiliate of the Company is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended.  Neither the Company nor the Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by the Bank is inappropriate.

Section 6.31.  Loans.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each loan reflected as an asset in the Company Qualifying SEC Reports (a) was originated, underwritten, approved, documented and periodically approved in all material respects in accordance with prudent lending standards generally accepted in the banking business and, to the Knowledge of the Company, after appropriate inquiry, did not deviate in any material respect from the Company’s policies and procedures, and (b) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to the affecting creditors’ rights or by general equity principles).  Each extension of credit made by the Bank to an “insider” (as such term is defined in the Federal Reserve Board’s Regulation O) of the Bank or the Company complies with the Federal Reserve Board’s Regulation O, as made applicable to the Bank by 12 C.F.R. § 563.43.

Section 6.32.  Anti-money Laundering and Customer Information Security.  Neither the Company nor the Bank is aware of, has been advised of, or has reason to believe that any facts or circumstances exist, which would cause the Bank (a) to be deemed to be operating in violation in any respect of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA Patriot Act of 2001, Public Law 107-56 (the “USA Patriot Act”), and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, or (b) to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Bank pursuant to 12 C.F.R. Part 364.  The Bank Board of Directors has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures that has not been deemed ineffective in any material respects by any Regulatory Agency and that meets the requirements in all material respects of Section 352 of the USA Patriot Act and the regulations thereunder.

Section 6.33.  Credit Card Accounts.  Neither the Company nor any of its Subsidiaries originates, maintains or administers credit card accounts.

Section 6.34.  No Reliance.  Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that (a) neither Parent nor any Person on behalf of Parent is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Parent in Article 7 and (b) the Company has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article 7 of this Agreement.  Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or information as to prospects with respect to Parent and its Subsidiaries that may have been made available to the Company or any of its Representatives.

ARTICLE 7
Representations and Warranties of Parent

Subject to Section 13.06, except as (a) disclosed in any Parent Qualifying SEC Report (other than (i) any information that is contained in the “Risk Factors” section of such Parent Qualifying SEC Reports, except to the extent such information consists of factual historical statements, and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Parent Qualifying SEC Reports) if the relevance of such disclosure as an exception to one or more of the following representations and warranties is reasonably apparent, or (b) set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 7.01.  Corporate Existence and Power.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization.  The Parent has all corporate powers and has, and has had at all relevant times, all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those governmental licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. True, complete and correct copies of the Bylaws (estatutos) of Parent, as amended (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been made available to the Company.

Section 7.02.  Capitalization.  As of the date hereof, the issued share capital of Parent is €3,197,623,761.50, represented by 6,395,247,523 shares of capital stock, each of 50 euro-cents nominal value, fully subscribed and paid up.  All outstanding shares of the capital stock of Parent (and all of the shares to be delivered as Share Consideration) have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be prior to issuance in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights arising out of Spanish law, the Parent Bylaws or any contract binding upon Parent, with no personal liability attaching to the ownership thereof. As the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Parent shareholders may vote (“Voting Debt”) other than October 2007 €7 billion Valores mandatorily convertible into Parent Ordinary Shares.  As of the date of this Agreement, except pursuant to this Agreement, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the issuance of Parent Ordinary Shares, Voting Debt or any other equity securities of Parent or any securities representing the right to have any Parent Ordinary Shares issued, Voting Debt or any other equity securities of Parent issued except Parent Ordinary Shares that may be issued pursuant to (i) customary resolutions passed by the Parent’s shareholders meeting under sections 153.1.a) and 153.1.b) of SCL which are currently outstanding for total nominal value of, respectively, €1,563,574,144.5 and €375,000,000, (ii) pursuant to share option schemes of Parent or any of its Subsidiaries, or (iii) due to the Parent Ordinary Shares issued following the conversion of securities convertible into Parent Ordinary Shares which were outstanding as at the date of this Agreement (including the October 2007 €7 billion Valores mandatorily convertible into Parent Ordinary Shares).

Section 7.03.  Corporate Authorization.  The Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (except for such corporate action to be taken after the date hereof in accordance with this Agreement) have been duly authorized, validly executed and approved by the Parent Board.  This Agreement has been duly and validly executed and delivered by the Parent and constitutes a valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms (subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 7.04.  Governmental Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority on the part of Parent or its Subsidiaries, other than (1) compliance with any applicable requirements of the 1933 Act, the 1934 Act or any other state or federal securities laws, (2) the filing of applications with the Federal Reserve Board under Section 4 of the BHC Act, a notice with the OTS under the HOLA, and the approval of such application and notice, (3) the filing with the SEC of the Proxy Statement in definitive form relating to the special meeting of the Company’s shareholders to be held in connection with this Agreement and the Transaction and the other transactions contemplated hereby and the filings of the Schedule 13E-3 and the filing and declaration of effectiveness of the F-4 in which the Proxy Statement will be included as a prospectus of Parent, (4) the filing of articles of merger and articles of share exchange and other appropriate merger and share exchange documents required by the VSCA, the issuance by the Virginia State Corporation Commission of the certificate of merger and certificate of share exchange pursuant to the VSCA, and other appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and the filing of articles of merger with respect to the Reincorporation Merger with the Department of State of the Commonwealth of Pennsylvania, (5) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states and other jurisdictions in connection with the issuance of the Parent Ordinary Shares pursuant to this Agreement and approval of listing of such Parent Ordinary Shares and Parent ADSs on the NYSE, (6) the registration with and verification by the NSEC of a prospectus (folleto) relating to the Share Exchange (the “Prospectus”) and all other necessary filings with the Spanish Stock Exchanges, and with all other stock exchanges in which Parent Ordinary Shares are listed, which are necessary for admission to listing of Parent Ordinary Shares, (7) the filing of the Deed of execution of the Capital Increase against contribution in kind, the filing of the necessary auditors’ report and the filing of the necessary report of the expert designated by the Commercial Registry relating to the fair value of the assets acquired by Parent in the Transaction, (8) required approvals of the Bank of Spain and the Spanish Direccion General de Seguros, (9) filings of applications and notices with, and receipt of approvals or nonobjections from the FINRA and (10) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 7.05.  Non-contravention.  (a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and the other transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby have been duly, validly and unanimously approved by the Executive Committee of the Parent Board.  The Parent Board will, following receipt of the necessary report of the auditor designated by the Commercial Registry relating to the abolishment of the preemptive rights of holders of Parent Ordinary Shares, call an Extraordinary General Meeting of Parent to propose the Capital Increase required in connection with the Share Exchange (the “Capital Increase”) and will propose such Capital Increase at such Extraordinary General Meeting, including approval in accordance with Section 159 of the SCL of a resolution abolishing the preemptive rights of holders of Parent Ordinary Shares to subscribe for the Parent Ordinary Shares being issued in the Share Exchange, which approval shall require the affirmative vote of the holders of a majority of the Parent Ordinary Shares present in person or represented by proxy at a duly constituted meeting of holders of Parent Ordinary Shares at which meeting, if on first call, a quorum of at least one-half of the issued share capital is present or represented by proxy or, if on second call, a quorum of at least one-quarter of the issued share capital is present or represented by proxy (provided, however, if, on second call, less than one-half of the issued share capital is present or represented by proxy, the matters being voted upon must be adopted by at least two-thirds of the share capital present or represented at such meeting) (“Parent Shareholder Approval”).  No other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the transactions contemplated hereby other than the resolution of the Parent Board executing the Capital Increase, which resolution shall be adopted following receipt of the Parent Shareholder Approval in accordance with the provisions hereof and of the necessary report of the expert designated by the Commercial Registry relating to the fair market value of the assets to be accepted by Parent in the Share Exchange and once the other actions stated in this Agreement to be taken prior to such resolution have been taken.

(b) The execution, delivery and performance by Parent of this Agreement and the consummation of the Transaction and the other transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in a violation or breach of any provision of the organizational documents of Parent or any Parent Subsidiaries, (ii) assuming compliance with the matters referred to in Section 7.04 and Section 7.05(a), contravene, conflict with, or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 7.04 and Section 7.05(a), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any Parent Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only with such exceptions as, in the case of clauses (ii) through (iv), would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 7.06.  Disclosure Documents.  (a) The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.  Each document required to be filed by the Parent with the SEC or required to be distributed or otherwise disseminated in the U.S. to the Parent’s shareholders in connection with the transactions contemplated by this Agreement and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b) The Schedule 13E-3, when filed and distributed or disseminated, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions included in the Schedule 13E-3 based upon information furnished to Parent by the Company or any of its Representatives specifically for use therein.

(c) The information supplied by Parent for inclusion or incorporation by reference in the F-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading provided that this representation and warranty will not apply to statements or omissions included in the F-4 based upon information furnished to Parent by the Company or any of its Representatives specifically for use therein.  The F-4 will comply as to form in all material respects with the provisions of the 1933 Act.

Section 7.07.  Financial Statements.  The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Documents (including the related notes, where applicable, and including any preliminary financial results for the quarter ended September 30, 2008 furnished to the SEC on Form 6-K) (and the 2008 20-F, when filed, will) (i) fairly present in all material respects the consolidated results of operations, cash flows and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount) and (ii) have been prepared in accordance with EU-IFRS (applied as required by the Bank of Spain under circular 4/2004) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto, and, to the extent required by the 1933 Act or the 1934 Act, reconciled to GAAP as noted therein during the periods involved.

Section 7.08.  Finders’ Fees.  Except for Goldman Sachs, J.P. Morgan Securities Inc., Lazard and Merrill Lynch, whose fees and expenses will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 7.09.  No Reliance.  Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that (a) neither the Company nor any Person on behalf of the Company is making any representations or warranties whatsoever, express or implied, beyond those expressly made by the Company in Article 6 and (b) Parent has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article 6 of this Agreement.  Without limiting the generality of the foregoing, Parent acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or information as to prospects with respect to the Company and its Subsidiaries that may have been made available to Parent or any of its representatives.

Section 7.10.  SEC Filings and the Sarbanes-Oxley Act.  (a) The Parent has filed with or furnished to the SEC, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Parent since January 1, 2007 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).  As of its filing date (and as of the date of any amendment), each Parent SEC Document complied, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.  As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not, and each Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) Based on its evaluation of the effectiveness of the design and operation of Parent’s disclosure controls and procedures (as defined in Rule 13a-15(f) under the 1934 Act), Parent concluded that, as of December 31, 2007,  such disclosure controls and procedures were effective in ensuring that information that is required to be disclosed pursuant to the 1934 Act was recorded and reported within the time periods specified in the SEC’s rules and regulations.

(c) Based on Parent’s evaluation of the effectiveness of its internal control over financial reporting as defined in Rule 13a-15(f) of the 1934 Act as of December 31, 2007, Parent believes that as of such date, its internal control over financial reporting was effective.

(d) The Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(e) Since January 1, 2007, each of the principal executive officer and principal financial officer of the Parent (or each former principal executive officer and principal financial officer of the Parent, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

Section 7.11.  Litigation.  There is no action, suit, investigation or proceeding pending or, to the Knowledge of the Parent, threatened against or affecting, the Parent, or any of its Subsidiaries, or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator or a Spanish governmental authority or abitrator, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE 8
Covenants of the Company

The Company agrees that:

Section 8.01.  Conduct of the Company.  From the date hereof until the Exchange Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all Permits, (iii) keep available the services of its directors, officers, employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having significant business relationships with it.  Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as set forth in Section 8.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of capital stock or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those Company Stock Options on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) capital expenditures commitments outstanding on the date of this Agreement and (ii) individual capital expenditure items inferior to $250,000;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than assets acquired in order to maintain and operate the business of the Company and its Subsidiaries in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;

(f) (i) sell, lease or otherwise transfer, or create or incur any Lien on, the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice or (ii) permit to lapse any material Intellectual Property owned by the Company or any of its Subsidiaries;

(g) make any loans or advances other than in the ordinary course of business consistent with past practice;

(h) make any investments other than in (i) United States Treasury bonds, (ii) debt securities issued or guaranteed by an agency of the United States

Government, and (iii) debt securities issued by the Federal National Mortgage Association (FNMA) or the Federal Home Loan Mortgage Corporation (FHLMC), in each case with a final maturity of less than 2 years from the date of any such investment, ;

(i) create, incur, assume, or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(j) (i) enter into any contract, agreement, arrangement or understanding that would constitute a Material Contract if it had been entered into as of the date hereof or (ii) terminate, amend or modify in any material respect, any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(k) (i) with respect to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, (A) grant or increase any severance or termination pay to (or amend any existing severance or termination arrangement with), (B) enter into any employment, consultancy, deferred compensation, severance, change in control, retention, transaction bonus or incentive, retirement or other similar agreement or arrangement (or amend any such existing agreement or arrangement) or (C) except for increases in the ordinary course consistent with past practice with respect to any employee of the Company or any of its Subsidiaries whose annual base salary does not exceed $150,000, increase compensation, bonus or other benefits payable to such employee, or (ii) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, equity-based compensation or other benefit plan or arrangement covering any director, officer, employee or independent contractor of the Company or any of its Subsidiaries; provided that, the Company shall be permitted, prior to the Exchange Effective Time, to pay short-term incentive bonuses to employees on the same basis as provided in Section 9.02(d)  hereof.

(l) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(m) (i) settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (B) any shareholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby or (ii) enter into any consent order or decree;

(n) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of material Tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(o) materially restructure or materially change its investment securities portfolio or its gap position except in the ordinary course of business consistent with past practice (and in consultation with Parent), through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(p) enter into any new line of business, exit any existing line of business, or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by Applicable Law;

(q) participate in the Troubled Asset Relief Program administered by the United States Department of the Treasury pursuant to the Emergency Economic Stabilization Act of 2008 or in any plan, order or proposal of, or offer by, any Governmental Authority that would result in the issuance by the Company or any of its Subsidiaries of any capital stock, voting or non-voting securities (including warrants and debt securities), or Company Securities to a Governmental Authority or any other party or that would otherwise interfere with the ability of Parent to, directly or indirectly, control one hundred percent of the voting power of the Company and its Subsidiaries and one hundred percent of the outstanding shares of Company Virginia Sub Common Stock following the Closing Date; or

(r) agree, resolve or commit to do any of the foregoing.

Section 8.02.  Access to Information.  (a) From the date hereof until the Exchange Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of October 10, 2008 between the Company and Parent (the “Confidentiality Agreement”), the Company shall (i) give Parent and its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) full access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct the Representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.  No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

(b) From the date hereof until the Exchange Effective Time, Parent shall be entitled to appoint a representative of Parent (each, a “Parent Representative”) to each of the Bank’s Credit Committee, the Bank’s Assets and Liabilities Committee, and each other committee of the Bank functioning at the operational level and with a mandate covering the areas of operations addressed in clauses (d), (e), (f), (g), (h), (i), (j), (k), (o) and (p) in Section 8.01 above (each, a “Company Committee”).  Each such Parent Representative shall be readily available for meetings of the applicable Company Committee.  The Company shall furnish or cause to be furnished to each Parent Representative written notice at least two Business Days prior to each meeting of the applicable Company Committee of such meeting.  Each Parent Representative shall be entitled to (i) attend every meeting of the applicable Company Committee, whether in person or telephonically, (ii) call meetings of the applicable Company Committee, and (iii) object to any decision of the applicable Committee, which decision shall thereafter require the approval of the Chief Executive Officer or the Interim Chief Executive Officer of the Company before being adopted or executed.  Parent’s rights under this Section 8.02(b) shall be in addition to, and not in limitation of, any of its rights under Section 8.01.

Section 8.03.  No Solicitation; Change of Recommendation.  (a) General Prohibitions.  From and after the date of this Agreement until the earlier of the Exchange Effective Time and the termination of this Agreement in accordance with its terms, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate, or take any action to facilitate or encourage the submission of any Acquisition Proposal by a Third Party or otherwise initiate any process that is intended to, or is reasonably likely to lead to the making of an Acquisition Proposal by any Third Party, (ii) enter into or participate in any discussion or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford any access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage in any manner any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal made by a Third Party or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant to any Third Party any waiver under, or any release from, any standstill or similar agreement concerning or relating to, any Defensive Measure or redeem, modify, repeal or otherwise diminish any Defensive Measure other than for the benefit of Parent and its Affiliates or permit to expire, fail to renew or otherwise fail to maintain in effect any Defensive Measure, (v) exempt any transaction (except the transactions contemplated by this Agreement) or Person (other then Parent or its Affiliates) from any Takeover Statute, (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, purchase agreement, option agreement or other similar instrument relating to an Acquisition Proposal or (vii) agree or commit to take any of the actions described in this Section 8.03(a).  It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b) Exceptions.  Notwithstanding Section 8.03(a), at any time prior to the Reincorporation Effective Time,:

(i) following receipt of an unsolicited bona fide Acquisition Proposal that the Company Board determines in good faith, after consultation with financial and legal advisors, constitutes or is reasonably likely to result in, a Superior Proposal, the Company, directly or indirectly through advisors, agents or other Representatives, may furnish nonpublic information to, or enter into discussions with, any Third Party in connection with such Acquisition Proposal by such Third Party if and only to the extent that (A) the Company is not then in breach of its obligations under this Section 8.03 and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such Third Party, the Company Board receives from such Third Party an executed confidentiality agreement containing confidentiality and stand still provisions that are not less restrictive on such Third Party than the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party); and

(ii) the Company Board may make an Adverse Recommendation Change, but only following receipt of a Superior Proposal;

provided that, in each case referred to in the foregoing clauses (i) and (ii) the Company Board may take such action only if the Company Board determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under Pennsylvania Law, and, provided, further, that, solely in the case of the foregoing clause (ii), the Board may not make such Adverse Recommendation Change unless (A) the Company promptly notifies Parent in writing at least ten Business Days before taking such action of its intention to do so, attaching (if such Adverse Recommendation Change is in response to a receipt of a Superior Proposal) the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, and (B) Parent does not propose, within 10 days after its receipt of such written notification, proposed modifications to this Agreement or the terms of the Transaction or otherwise provide information to the Company that in the aggregate result in the transactions contemplated hereunder being at least as favorable to the stockholders of the Company (other than Parent) as such Superior Proposal (or description thereof).

In addition, nothing contained herein shall prevent the Company Board from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 8.03 (provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Recommendation in such statement or in connection with such action).

(c) Required Notices.  The Company Board shall not take any of the actions referred to in Section 8.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.  In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal.  The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describe any terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters).  After the notification provided for in the preceding sentence, the Company shall thereafter provide Parent, as promptly as practicable, with oral and written notice setting forth all such information as is reasonably necessary to keep Parent informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to

Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 8.03(c).

(d) Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written 100% Acquisition Proposal on terms that the Company Board determines in good faith, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all terms and conditions of the Acquisition Proposal, including, the value offered to the Company’s shareholders, any break-up fees, expense reimbursement provisions and conditions to consummation, any financing or capital provided or to be provided by such Third Party and the certainty that the Acquisition Proposal will be consummated, are more favorable than the Reincorporation Merger and the Share Exchange to the constituencies and Persons the Company Board is required to consider under the Charter and permitted to consider under Applicable Law, in each case in the exercise of its fiduciary duties.

(e) Obligation to Terminate Existing Discussions, Etc.  The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal.  The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information), and the Company shall provide to Parent all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof.  The Company shall use its reasonable best efforts to secure all such certifications as promptly as practicable.  If any such Person fails to provide any required certification within the time period allotted in the relevant confidentiality agreement (or if no such period is specified, then within a reasonable time period after the date hereof), then the Company shall use its reasonable best efforts to secure its rights and ensure the performance of such other party’s obligations thereunder as promptly as practicable.

Section 8.04.  [Left Intentionally Blank].

Section 8.05.  Litigation.  Without otherwise limiting or altering any rights that Parent or its Affiliates may have, the Company shall give Parent the opportunity to participate at Parent’s expense in the defense or settlement of any actual or threatened litigation against the Company and/or its directors relating to this Agreement, the Transaction or the other transactions contemplated hereunder, including the Reincorporation Merger or the Share Exchange, and shall not agree to any such settlement without Parent’s written consent.

Section 8.06.  Company Virginia Sub Shareholder Vote.  Promptly following the organization of Company Virginia Sub, the Company, as the sole shareholder of Company Virginia Sub, will approve the Reincorporation Merger and the Share Exchange and waive any right to dissent from the Reincorporation Merger and the Share Exchange for all purposes of Section 13.1-729 et seq. of the VSCA such that the provisions of such sections will not apply to this Agreement, the Transaction or any of the other transactions contemplated hereby and Section 13.1-725 et seq. and Section 13.1-728.1 et seq. will not apply thereto.

Section 8.07.  Joinder Agreement.  Promptly following the date hereof, the Company shall form Company Virginia Sub as a Virginia corporation under and in accordance with the VSCA, and the Company shall cause Company Virginia Sub to, and Company Virginia Sub shall, sign a joinder agreement to this Agreement and be bound hereunder.

Section 8.08.  Structure of the Transaction.  Parent may at any time change the method of effecting the Transaction if and to the extent requested by Parent and consented to by the Company (such consent not to be unreasonably withheld); provided, however, that no such change shall (i) alter or change the amount or kind of the Share Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Transaction with respect to the Company’s or Company Virginia Sub’s stockholders or (iii) materially impede or delay, or make less likely, the consummation of the Transaction.

ARTICLE 9
Covenants of Parent

Parent agrees that:

Section 9.01.  Director and Officer Liability.  Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Exchange Effective Time, the Surviving Corporation shall, to the fullest extent permitted by Applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now or has been at any time prior to the date hereof or who becomes prior to the Exchange Effective Time, an officer or a director of the Company or any of its Subsidiaries, including Company Virginia Sub (each, an “Indemnified Person”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Exchange Effective Time, whether asserted or claimed prior to, or at or after, the Exchange Effective Time to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Charter, the Company Bylaws and indemnification agreements listed on Section 9.01(a) of the Company Disclosure Schedules, if any, in existence on the date hereof with any directors and officers of the Company and its Subsidiaries.

(b) Parent shall cause the Surviving Corporation to continue in full force and effect for a period of six years from the Exchange Effective Time the provisions in existence in the Charter and bylaws in effect on the date of this Agreement regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses.

(c) For six years after the Exchange Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Exchange Effective Time covering each Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof (provided, that the Company may elect to purchase a six-year prepaid “tail policy” on terms and conditions reasonably acceptable to Parent providing substantially equivalent benefits to the Indemnified Persons) (in each case, to the extent commercially available); provided that, in satisfying its obligation under this Section 9.01(c), the Surviving Corporation shall not be obligated to pay in the aggregate in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 9.01(c) of the Company Disclosure Schedule; and provided further that, if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Exchange Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any

Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 9.01.

(e) The rights of each Indemnified Person under this Section 9.01 shall be in addition to any rights such Person may have under the Charter or bylaws of the Company or any of its Subsidiaries, under Pennsylvania Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Share Exchange and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 9.02.  Employee Matters.  (a) For a period of one year following the Exchange Effective Time, Parent shall provide to all employees of the Company or any of its Subsidiaries as of the Exchange Effective Time who continue employment with the Surviving Corporation or any of its Affiliates (“Continuing Employees”) base salary or base wages and benefits (other than equity-based compensation) that are in the aggregate substantially comparable to such salary or wages and benefits provided by the Company and its Subsidiaries as in effect immediately prior to the Exchange Effective Time.

(b) With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which any Continuing Employee becomes a participant, such Continuing Employee shall receive full credit (for purposes of eligibility to participate, vesting, and benefit level with respect to vacation entitlement, severance benefits and other paid time off) for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) to the same extent that such service was recognized as of the Effective Date under a comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated.

(c) Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its Subsidiaries in which the Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Exchange Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated.  If a Continuing Employee commences participation in any health benefit plan of Parent or any of its Subsidiaries after the commencement of a calendar year, to the extent commercially practicable, Parent shall cause such plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) commences participation.

(d) Following the Exchange Effective Time, Parent shall, cause the Surviving Corporation or any of its Affiliates to pay, in the ordinary course of business consistent with prior practice,  to all employees of the Company and its Subsidiaries who participated in the short - term incentive bonus plans of the Company and/or its Subsidiaries in 2008 (“Company Employees”) all short term bonuses for the 2008 calendar year, with the amounts of such bonuses determined at the target level established for each Company Employee (with all corporate performance goals for 2008 deemed satisfied at the target levels).

(e) The parties hereto agree that, with respect to any Employee Plan providing for payments or benefits upon or following the occurrence of a “change in control” (as defined in the applicable Employee Plan), the Transaction shall be deemed to constitute a Buyer Acquisition Transaction (as defined in the Investment Agreement) as contemplated in Sections 8.06, 8.07 and 8.08 and/or Section 8.10 of the Investment Agreement.

(f) Nothing in this Section 9.02 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan, (ii) prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending any employee benefit plan or (iii) confer any rights or benefits on any person other than the parties to this Agreement.

Section 9.03.  Santander Shares.  Parent hereby agrees to vote or exercise its right to consent with respect to all Shares beneficially owned as of the date prior to the date of this Agreement by it at the time of any vote or action by written consent to approve and adopt this Agreement, the Reincorporation Merger and the Transaction at any meeting and at any adjournment thereof at which this Agreement and other related transactions in favor of, or consent to, the approval thereof.

ARTICLE 10
Covenants of Parent and the Company

The parties hereto agree that:

Section 10.01.  Regulatory Matters.  (a) Parent and the Company shall promptly prepare, and Parent shall promptly file with the SEC, the F-4, in which the Proxy Statement will be included as a prospectus.  Parent and the Company shall file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Transaction which shall be filed as a part of the Proxy Statement.  Parent and the Company shall each use its reasonable best efforts to have the F-4 declared effective under the 1933 Act as promptly as practicable after such filing, and the Company shall thereafter file with the SEC and mail or deliver the Proxy Statement to its shareholders.  Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) (i) The Parent Board shall, with the reasonable assistance of the Company, prepare reports (Informe del consejo de administracion) to be made available to the holders of Parent Ordinary Shares in accordance with Applicable Law (the “Board Reports”) in connection with the meeting of holders of Parent Ordinary Shares contemplated by Section 10.02 of this Agreement containing information required by the SCL, and (ii) Parent shall prepare and arrange to have registered with and verified by the NSEC a Prospectus and (iii) Parent shall use its reasonable best efforts to obtain (A) the necessary report of the auditor designated by the Commercial Registry relating to the abolishment of the preemptive rights of holders of Parent Ordinary Shares and (B) report of the expert designated by the commercial Registry relating to the fair value of the assets acquired by Parent in the Share Exchange.. Parent will use its reasonable best efforts to cause the Prospectus to receive the required registration with and verification of the NSEC as promptly as reasonably practicable following the date on which the Parent Extraordinary General Meeting contemplated by Section 10.02(b) is held, and to cause the definitive Prospectus to be made available to the holders of Parent Ordinary Shares in accordance with Applicable Law as promptly as reasonably practicable following the date on which the Parent Extraordinary General Meeting contemplated by Section 10.02(b) is held.

(c) Subject to the terms of this Agreement, the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable the Parent Requisite Regulatory Approvals and the Company Requisite Regulatory Approvals and all other permits, consents, approvals and authorizations of all third parties and Governmental Authorities that are necessary or advisable to consummate the Transaction and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or Governmental Authorities.  The Company and Parent shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to Applicable Laws relating to the confidentiality of information, all the information relating to the Company on one hand, or Parent, on the other, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the Transaction and the other transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.  The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or the Company to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities, that would reasonably be expected to have a material adverse effect (measured on a scale relative to the Company) on any of Parent, the Company or the Surviving Corporation (a “Materially Burdensome Regulatory Condition”).  In addition, the Company and Parent agree to cooperate and use their reasonable best efforts to assist each other in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties and Governmental Authorities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of the Company and Parent following consummation of the Transaction.

(d) If at any time prior to the Exchange Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Proxy Statement, Schedule 13E-3 or the F-4, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the Company shareholders.

(e) Each of Parent and the Company shall promptly advise the other upon receiving any communication from any Regulatory Agency or Governmental Authority consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe (i) that there is a reasonable likelihood that any Parent Requisite Regulatory Approval or any Company Requisite Regulatory Approval, respectively, will not be obtained, (ii) that the receipt of any such approval may be materially delayed, or (iii) that any such regulatory approval may be subject to a Materially Burdensome Regulatory Condition.

(f) The Company shall cooperate with such reasonable requests as may be made by Parent with respect to any post-Closing reorganization of Parent’s and the Company’s Subsidiaries, including filing prior to the Closing such applications with Regulatory Agencies or Governmental Authorities as may be necessary or desirable in connection with any such reorganization.

(g) Prior to the Exchange Effective Time, Parent shall cause the Parent Ordinary Shares and Parent ADSs that will be issued in the Share Exchange to be approved for listing on the NYSE, such listing to be subject to (and only become effective on) official notice of issuance.

Section 10.02.  Stockholder Meetings.  (a) The Company shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the Company Shareholder Approval required in connection with this Reincorporation Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable.  Subject to the provisions of Section 8.03(b), the Company Board shall maintain the Company Board Recommendation until such meeting of shareholders.  The Company Board shall use its reasonable best efforts to obtain from the shareholders of the Company the Company Shareholder Approval.  The Company agrees that, notwithstanding any Adverse Recommendation Change or otherwise, it shall submit this Agreement to its shareholders at a shareholder meeting in accordance with the first sentence of this paragraph.  Parent and the Company agree that the first record date established by the Company Board for such shareholder meeting shall be established with the approval and consent of at least one director serving on the Company Board at the designation of Parent (the “Record Date”).  The Company agrees that any change to the Record Date that would establish a new record date that is prior to 90 days following the Record Date will also require the approval and consent of at least one director serving on the Company Board at the designation of Parent.

(b) Following receipt of the necessary report of the auditor designated by the Commercial Registry relating to the abolishment of the preemptive rights of holders of Parent Ordinary Shares, Parent shall call and hold a meeting of the holders of Parent Ordinary Shares to be held for the purpose of obtaining the Parent Shareholder Approval.  Parent shall use its reasonable best efforts to obtain from the holders of Parent Ordinary Shares the Parent Shareholder Approval.

Section 10.03.  Public Announcements.  Parent and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, shall consult with each other before issuing any press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation.

Section 10.04.  Further Assurances.  At and after the Exchange Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Company Virginia Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Company Virginia Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Reincorporation Merger and the Share Exchange.

Section 10.05.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement;

provided that the delivery of any notice pursuant to this Section 10.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 10.06.  Takeover Statutes.  If any Takeover Statute or Defensive Measure shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Company Virginia Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement or the Voting Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.  Any Adverse Recommendation Change shall not change the approval of the Company Board for purposes eliminating the application of any Takeover Statue or Defensive Measure to this Agreement and the transactions contemplated hereby.

Section 10.07.  Exemption From Liability Under Section 16(b).  Prior to the Exchange Effective Time, Parent and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock or conversion of any derivative securities in respect of such shares of Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 10.08.  Incentive Bonus Program.  Promptly following the date hereof, Parent and the Company agree to hold discussions in good faith with a view to agreeing upon the terms of a retention bonus program covering selected employees of the Company and its Subsidiaries.  To the extent agreed, such retention bonus program shall be adopted and communicated to employees as promptly as practicable following the date hereof, and shall have terms and conditions (including payment dates and amounts) that are substantially consistent with market practice and that shall be mutually agreed by Parent and the Company.

ARTICLE 11
Conditions to the Reincorporation Merger and the Share Exchange

Section 11.01.  Conditions to the Obligations of Each Party.  The respective obligations of the parties to consummate the Transaction are subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained;

(b) No Applicable Law shall prohibit the consummation of the Reincorporation Merger or the Share Exchange;

(c) [Left blank intentionally]

(d) The F-4 shall have become effective under the 1933 Act and no stop order suspending the effectiveness of the F-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

(e) The Prospectus shall have been verified by, and registered with, the NSEC;

(f) The necessary auditors’ report and the report of the expert designated by the Commercial Registry relating to the fair value of the assets acquired by Parent in the Share Exchange shall have been issued;

(g) The Capital Increase shall be granted before a Spanish public notary; and

(h) The Parent ADSs to be issued upon consummation of the Transaction shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 11.02.  Conditions to Obligations of Parent.  The obligation of Parent to effect the Transaction is also subject to the satisfaction, or waiver by Parent, at or prior to the Exchange Effective Time, of the following conditions:

(a) (i) (A) The representations and warranties of the Company contained in any of Sections 6.01, 6.02, 6.03, 6.04, 6.05 or 6.26 shall be true and correct in all material respects at and as of the Exchange Effective Time as if made at and as of such time (other than such representation and warranty that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time), disregarding all Company Material Adverse Effect qualifications contained therein, and (B) the other representations and warranties of the Company contained in the Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Exchange Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), except, in the case of clause (B) only, for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Exchange Effective Time; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) (A) Neither the Company nor the Bank shall have become insolvent, or made an assignment for the benefit of creditors, or failed generally to pay its debts as they become due, or become the subject of the appointment of, or taking possession by, any conservator, custodian, trustee, receiver or liquidator of any or of all or a substantial part of its properties, businesses or assets and (B) no order shall have been issued or plan made or effected by any Governmental Authority that would result in the issuance of any capital stock, voting securities or Company Securities to a Governmental Authority or would otherwise interfere with the ability of Parent to, directly or indirectly, control one hundred percent of the voting power of the Company and its Subsidiaries and one hundred percent of the Company Virginia Sub Common Stock following the Exchange Effective Time;

(c) Since the date of the Agreement, there shall not have occurred any effect, change, circumstances, conditions or developments that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect; and

(d) Without duplication of any conditions set forth in Section 11.01, all regulatory approvals set forth in Section 7.04 required to consummate the transactions contemplated by this Agreement, including the Transaction, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Parent Requisite Regulatory Approvals”), and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

Section 11.03.  Condition to Obligations of the Company.  The obligation of the Company to effect the Transaction is also subject to the satisfaction, or waiver by the Company, at or prior to the Exchange Effective Time, of the following conditions:

(a) (i) (A) The representations and warranties of Parent contained in any of Sections 7.01 7.02 7.03 7.04 and 7.05 of the Agreement shall be true and correct in all material respects at and as of the Exchange Effective Time as if made at and as of such time (other than such representation and warranty that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time) and (B) the other representations and warranties of Parent contained in the Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct at and as of the Exchange Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), except, in the case of clause (B) only, for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) the

Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Exchange Effective Time; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect; and

(b) Without duplication of any conditions set forth in Section 11.01, all regulatory approvals set forth in Section 6.03 required to consummate the transactions contemplated by this Agreement, including the Transaction, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Company Requisite Regulatory Approvals”).

ARTICLE 12
Termination

Section 12.01.  Termination.  This Agreement may be terminated at any time prior to the Reincorporation Effective Time, whether before or after approval of the matters presented in connection with the Transaction by the stockholders of the Company or Parent:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent if:

(i) the Closing Date shall not have occurred on or before June 30, 2009 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 12.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Reincorporation Merger to be consummated on or before such time;

(ii) there shall be any Applicable Law that (A) makes the consummation of the Reincorporation Merger and/or the Share Exchange illegal or otherwise prohibited or (B) enjoins the Company, Parent or Company Virginia Sub from consummating the Reincorporation Merger and/or the Share Exchange and such injunction shall have become final and nonappealable;

(iii) if the Company Shareholder Approval is not obtained at the annual or special meeting of Company shareholders called for the purpose of obtaining such Company Shareholder Approval or at any adjournment or postponement thereof; or

(iv) if the Parent Shareholder Approval is not obtained at the Annual General Meeting or Extraordinary General Meeting of Parent called for the purpose of obtaining such Parent Shareholder Approval or at any adjournment or postponement thereof;

(c) by Parent if, prior to the Reincorporation Effective Time:

(i) (A) an Adverse Recommendation Change shall have occurred or the Company Board have approved, or determined to recommend to the Company shareholders that they approve, an Acquisition Proposal other than the Reincorporation Merger or the Share Exchange, (B) the Company Board shall have failed to publicly confirm the Company Board Recommendation within five Business Days of a written request by Parent that it do so, or (C) the Board shall have failed to include and maintain until the Closing the Company Board Recommendation in the Proxy Statement;

(ii) there shall have been a breach of Section 8.03; or

(iii) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of any of the conditions set forth in Sections 11.01 or 11.02 and (B) is either incurable or, if curable, is not cured by the Company by the earlier of (x) 30 days following receipt by the Company of written notice of such breach or failure and (y) the End Date; provided that, at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement.

(d) by the Company if, prior to the Reincorporation Effective Time, Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of any of the conditions set forth in Sections 11.01 or 11.03 and (B) is either incurable or, if curable, is not cured by Parent by the earlier of (x) 30 days following receipt by Parent of written notice of such breach or failure and (y) the End Date; provided that, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 12.01 (other than pursuant to Section 12.01(a)) shall give notice of such termination to the other party.

Section 12.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 12.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, except that Section 12.01, Section 12.02 and Article 13 shall survive termination of this Agreement and remain in full force and effect; provided that, if such termination shall result from the intentional (a) failure of either party to fulfill a condition to the performance of the obligations of the other party or (b) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure.

ARTICLE 13
Miscellaneous

Section 13.01. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent, to:

Banco Santander, S.A.
Ciudad Grupo Santander
Avda. de Cantabria, s/n
28660 Boadilla del Monte
Spain
Attention: Ignacio Benjumea, General Secretary
Facsimile No.: 34-91-259-6634

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: Diane G. Kerr
     Joseph Rinaldi
Facsimile No.: (212) 450-3800

if to the Company or Company Virginia Sub, to:

Sovereign Bancorp, Inc.
75 State Street
Third Floor
Boston, Massachusetts 02109
Attention: CEO
Facsimile No.: (617) 757-5657

with a copy to:

Milbank, Tweed, Hadley & McCloy, LLP
1 Chase Manhattan Plaza
New York, New York 10005
Attention: Thomas C. Janson
Facsimile No. (212) 822-5921

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice under this Section 13.01 to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received on the next succeeding Business Day in the place of receipt.

Section 13.02.  Survival.  The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Exchange Effective Time, except the agreements set forth in Section 9.01.

Section 13.03. Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Exchange Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Shareholder Approval, there shall be made no amendment that by law requires further approval by shareholders of the Company without the further approval of such shareholders.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 13.04.  Expenses.  (a) General.  Except as otherwise provided in this Section 13.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If (A) this Agreement is terminated by Parent pursuant to Section 12.01(c)(i) or Section 12.01(c)(iii), (B) prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Company Board or the Company’s shareholders (provided for the purposes of this clause, each reference to “25%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”), and (C) within twelve months of the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, or

(ii) if this Agreement is terminated by Parent pursuant to Section 12.01(c)(ii); provided that the breach giving rise to such termination shall have been intentional,

then, in each case listed in clauses (i) and (ii) above, the Company shall pay to Parent in immediately available funds $95 million minus all amounts reimbursed by the Company pursuant to Section 13.04(c) (the “Termination Fee”), within one Business Day after such termination.

(c) Reimbursement.  Upon any termination by Parent of this Agreement pursuant to Sections 12.01(c)(i), (c)(ii) or (c)(iii) the Company shall reimburse Parent no later than two Business Days after submission of reasonable documentation thereof, for 100% of their reasonable out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby (including, for the sake of clarity, those incurred in connection with the negotiation and consideration thereof and the due diligence investigation of the Company and its Subsidiaries).

(d) Other Costs and Expenses.  The Company acknowledges that the agreements contained in this Section 13.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 13.04, it shall also pay any costs and expenses incurred by Parent in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate of Citibank, N.A. from the date that fee was required to be paid to, but excluding, the payment date.

(e) Exclusive Remedy.  Any payment by any party under this Section 13.04 shall be the sole and exclusive remedy of the other such party and its Subsidiaries for monetary damages against the other such party and any of its Subsidiaries and their respective Representatives with respect to the termination or breach giving rise to that payment.  For the avoidance of doubt, any payment to be made by any party under this Section 13.04 shall be payable only once to such other party with respect to this Section 13.04 and not in duplication even though such payment may be payable under one or more provisions hereof.

Section 13.05.  Investment Agreement.  (a) The Investment Agreement shall continue in full force and effect except that for the period commencing on the date hereof and ending on the date of the termination of this Agreement, the following provisions shall not be operative: Sections 8.01, 8.02, 8.03, 8.04, 8.05, 8.06, 8.07, 8.08, 8.09, 8.10, 8.13, 9.01, 9.02, 9.03, 9.04, 12.01, 12.02, 13.04, 13.10, 13.14, and 13.15.  In addition, to the extent any provision of the Investment Agreement conflicts or is inconsistent with any provision of this Agreement, this Agreement shall control.  All such sections referred to in the first sentence shall become operative again according to their terms immediately upon the termination of this Agreement for any reason and the Investment Agreement in its entirety shall continue in full force and effect upon and after any termination of this Agreement for any reason provided that until the termination of the Agreement Period (as defined in the Voting Agreement) Parent shall have no obligation under Section 814(a) of the Investment Agreement.

(b) The Investment Agreement in its entirety shall terminate only upon the Exchange Effective Time, and such termination shall be without liability of either party thereto (or any shareholder, director, officer, employee, agent, consultant, or representative of such party) to the other party thereto, and Parent and the Company shall have no obligations thereunder (including, without limitation, under Article 9 thereof), except with respect to breaches thereof preceding the Exchange Effective Time, taking into account the immediately preceding sentence.

Section 13.06.  Disclosure Schedule References.  The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

Section 13.07.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided in Section 9.01 only, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent of its obligations under this Agreement or prejudice the rights of stockholders to receive payment for Shares exchanged for pursuant to the Share Exchange.

Section 13.08.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania, without regard to the conflicts of law rules of such state.

Section 13.09.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

Section 13.10.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.11. Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 13.12.  Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.13. Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.14.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the United States District Court for the Southern District

of New York or any New York State court sitting in New York City, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

SOVEREIGN BANCORP, INC.

By:
Name:
Title:

BANCO SANTANDER, S.A.

By:
Name:
Title:

Exhibit A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT dated as of October 13, 2008 (the “Agreement”) between Banco Santander S.A., a Spanish sociedad anónima (“Parent”), and each of the individuals or entities listed on a signature page hereto (each, a “Shareholder”).

WHEREAS, in order to induce Parent to enter into the Transaction Agreement, dated as of the date hereof (the “Transaction Agreement”), with Sovereign Bancorp, Inc., a Pennsylvania corporation (the “Company”), Parent has requested the Shareholders, and each Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock, no par value per share, of the Company that such Shareholder beneficially owns (the “Shares”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
VOTING AGREEMENT

Section 1.01. Voting Agreement. Shareholder hereby agrees to vote (or cause to be voted) or exercise its right to consent (or cause its right to consent to be exercised) with respect to all Shares beneficially owned by such Shareholder that such Shareholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Transaction Agreement, the Reincorporation Merger, the Share Exchange and all agreements related to the Reincorporation Merger and the Share Exchange (collectively, the “Transactions”), at any meeting and at any adjournment thereof, at which such Transaction Agreement and other related agreements (or any amended version thereof) are submitted for the consideration and vote of the shareholders of the Company. Shareholder hereby agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, or (iii) corporate action the consummation of which would in any respect frustrate the purposes, or prevent or delay, hinder, interfere with or adversely affect in any respect the consummation, of the transactions contemplated by the Transaction Agreement.

Section 1.02    Irrevocable Proxy.  Shareholder hereby revokes any and all previous proxies granted with respect to the Shares.  By entering into this Agreement, to the maximum extent permitted by applicable law, Shareholder hereby grants a proxy appointing Parent as Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares. The proxy granted by Shareholder pursuant to this Article 1 is irrevocable, is coupled with an interest and is granted in consideration of Parent entering into this Agreement and the Transaction Agreement and incurring certain related fees and expenses. The proxy granted by Shareholder shall be revoked upon the earlier of the termination of this Agreement in accordance with its terms and the Record Date.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Shareholder represents and warrants to Parent (it being expressly understood that the representations and warranties contained in this Agreement shall be made only as of the date hereof):

Section 2.01. Corporation Authorization. If such Shareholder is not an individual, the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within the corporate, limited liability company, partnership or trust powers of such Shareholder and have been duly authorized by all necessary action. This Agreement constitutes a valid and binding Agreement of such Shareholder. If such Shareholder is married and the Shares set forth on the signature page hereto opposite such Shareholder’s name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Shareholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.02. Non-Contravention. The execution, delivery and performance by such Shareholder of this agreement and the consummation of the transactions contemplated hereby do not and will not (i) if such Shareholder is not an individual, violate the certificate of incorporation or bylaws of or similar organizational documents of such Shareholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder or (iv) result in the imposition of any Lien on any asset of such Shareholder.

Section 2.03. Ownership of Shares. Such Shareholder is the beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares is subject to any voting trust, proxy or other agreement or arrangement with respect to the voting of such Shares, except as contemplated by this Agreement.

Section 2.04. Reliance. Such Shareholder understands and acknowledges that Parent is entering into the Transaction Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 2.05. Total Shares. Except for the Shares set forth on the signature page hereto, as of the date of this Agreement such Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.06. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement by reason of any arrangement or agreement made by such Shareholder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Shareholder:

Section 3.01. Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate (or similar) powers of Parent and have been duly authorized by all necessary corporate (or similar) action. This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE 4
COVENANTS OF SHAREHOLDER

Shareholder hereby covenants and agrees that:

Section 4.01. No Transfer of, Proxies for, or Encumbrances on, Shares. (a) Except pursuant to the terms of this Agreement or as required by the Investment Arrangements, no Shareholder shall (nor permit any person under such Shareholder’s control to), without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell (including short sell), assign, transfer, encumber or otherwise dispose of, or enter into any contract (including any hedging or derivative agreement or other similar agreement), option or other arrangement (including any profit sharing arrangement) or understanding with respect to the direct or indirect sale (including short sale), assignment, transfer, encumbrance or other disposition of, any Shares, in each case on or prior to the earlier of the Record Date and June 30, 2009 (the “Sale Release Date”). After the Sale Release Date, no such sale, assignment, transfer, encumbrance, disposition, entering into of any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any Shares shall be made by any Shareholder other than in (i) open market sales not exceeding in any one trading day 20% of the Company’s average daily volume for the previous 30 trading days, or (ii) privately negotiated sales, provided that the transferee immediately following any such transaction would not, together with such transferee’s Affiliates, beneficially own in the aggregate 2% or more of the Company’s outstanding voting securities. For purposes hereof, the term “Record Date” shall mean the first record date established by the board of directors of the Company (with the approval and consent of at least one director designated by Parent) for the meeting of the Company’s shareholders contemplated by Section 10.2  of the Transaction Agreement (the “Record Date”).

(b) For the avoidance of doubt, Parent hereby agrees and confirms that following the Sale Release Date, Shareholder may take any action referenced in clause (ii) of Section 4.01(a) with respect to any or all of the Shares, and that upon and to the extent of such sale, assignment, transfer, encumbrance, or other disposition such Shares shall no longer be subject to the terms of this Agreement, except to the extent expressly agreed by the Person to whom the Shares are sold, assigned, transferred or disposed of or for whose benefit the encumbrance arises.

Section 4.02. Other Offers. Subject to Section 5.01, Shareholder shall not, directly or indirectly, (i) take any action to solicit or initiate any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of, or relating to, the Company or any of its Subsidiaries to, any Person that may be considering making, or has made, an Acquisition Proposal or has agreed, or may be considering whether to agree, to endorse an Acquisition Proposal. Shareholder will promptly notify Parent after receipt of an Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of, or relating to, the Company or any of its Subsidiaries by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request.

Section 4.03 Appraisal Rights. Shareholder agrees not to exercise any rights to demand appraisal of any Shares which may arise with respect to any of the transactions contemplated by the Transaction Agreement.

ARTICLE 5
MISCELLANEOUS

Section 5.01. Action in Shareholder Capacity Only. The parties acknowledge that this Agreement is entered into by Shareholder solely in his or her capacity as the beneficial owner of the Shares beneficially owned by him or her, and nothing in this Agreement shall in any way restrict or limit any action taken or to be taken (or failure to act) by such Shareholder in any capacity as a director or officer of the Company and the taking of any actions (or failure to act) in his or her capacity as an officer or director of the Company will not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

Section 5.02 Documentation and Information. Shareholder consents to and authorizes the publication and disclosure by Parent of Shareholder’s identity and holding of Shares, the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information that is required to be disclosed by Applicable Law in any press release, the Company Proxy Statement (including all schedules and documents filed with the SEC), or any other disclosure document or registration statement in connection with the Reincorporation Merger, the Share Exchange and any transactions contemplated by the Transaction Agreement; provided that Shareholder is provided with a reasonable opportunity to review and comment on any such disclosure. Shareholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by Shareholder specifically for use in any such disclosure document, if and to the extent that Shareholder has knowledge that any such information shall have become false or misleading in any material respect.

Section 5.03. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and

Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

Section 5.04. Amendments. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 5.05 Termination. (a) Subject to paragraph (b) of this Section 5.05, this Agreement shall terminate upon the earlier of:

(i)	the Exchange Effective Time;

(ii)	the mutual consent Parent and Shareholder; and

(iii)	the termination of the Transaction Agreement pursuant to its terms.

In addition, as noted in Section 4.01 hereof, except as expressly stated therein, a transferee of Shares or other counterparty to a transaction contemplated thereby, the terms of this Agreement shall not apply to any Shares that are sold, assigned, transferred, encumbered or disposed of following the Sale Release Date in accordance with Section 4.01.

(b) Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of this Article V, which will survive such termination, and any provision of this Agreement which by its terms survives such termination.

Section 5.06. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.07. Successors and Assigns; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any controlled Affiliate of Parent. For the avoidance of doubt, any sale, assignment, transfer, encumbrance or disposition of Shares permitted by Section 4.01 shall not be regarded as an assignment of this Agreement and no purchaser, assignee, transferee, pledge or recipient of such Shares shall be regarded as a successor of Shareholder under this Agreement or have any responsibility or be subject to any liability under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

Section 5.08. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

Section 5.09. Consent To Jurisdiction; Jury Trial. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court..

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.11. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership interest or incidence of ownership of or with respect to any Shares. Except as otherwise provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Shareholder.

Section 5.14    Capitalized Terms; Other Terms.

(a) Capitalized terms used but not defined herein shall have the respective meanings set forth in the Transaction Agreement.

(b)  For purposes of this Agreement, a person shall be deemed to “beneficially own” any securities of which such person is considered to be a “beneficial owner” under Rule 13d-3 under the Exchange Act.

[Next page is a signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BANCO SANTANDER S.A.

By:
Name:
Title:

_______________ Shares

By:
Name:
Title:

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT dated as of October 13, 2008 (the “Agreement”) between Banco Santander S.A., a Spanish sociedad anónima (“Parent”), and each of the individuals or entities listed on a signature page hereto (each, a “Shareholder”).

WHEREAS, in order to induce Parent to enter into the Transaction Agreement, dated as of the date hereof (the “Transaction Agreement”), with Sovereign Bancorp, Inc., a Pennsylvania corporation (the “Company”), Parent has requested the Shareholders, and each Shareholder has agreed, to enter into this Agreement with respect to all shares of common stock, no par value per share, of the Company that such Shareholder beneficially owns (the “Shares”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
VOTING AGREEMENT

Section 1.01.  Voting Agreement. Shareholder hereby agrees to vote (or cause to be voted) or exercise its right to consent (or cause its right to consent to be exercised) with respect to all Shares beneficially owned by such Shareholder that such Shareholder is entitled to vote at the time of any vote or action by written consent to approve and adopt the Transaction Agreement, the Reincorporation Merger, the Share Exchange and all agreements related to the Reincorporation Merger and the Share Exchange (collectively, the “Transactions”), at any meeting and at any adjournment thereof, at which such Transaction Agreement and other related agreements (or any amended version thereof) are submitted for the consideration and vote of the shareholders of the Company. Shareholder hereby agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company, or (iii) corporate action the consummation of which would in any respect frustrate the purposes, or prevent or delay, hinder, interfere with or adversely affect in any respect the consummation, of the transactions contemplated by the Transaction Agreement.

Section 1.02  Irrevocable Proxy. Shareholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, to the maximum extent permitted by applicable law, Shareholder hereby grants a proxy appointing Parent as Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Shareholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares. The proxy granted by Shareholder pursuant to this Article 1 is irrevocable, is coupled with an interest and is granted in consideration of Parent entering into this Agreement and the Transaction Agreement and incurring certain related fees and expenses. The proxy granted by Shareholder shall be revoked upon the earlier of the termination of this Agreement in accordance with its terms and the Record Date.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Shareholder represents and warrants to Parent (it being expressly understood that the representations and warranties contained in this Agreement shall be made only as of the date hereof):

Section 2.01.  Corporation Authorization. If such Shareholder is not an individual, the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within the corporate, limited liability company, partnership or trust powers of such Shareholder and have been duly authorized by all necessary action. This Agreement constitutes a valid and binding Agreement of such Shareholder. If such Shareholder is married and the Shares set forth on the signature page hereto opposite such Shareholder’s name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Shareholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.02.  Non-Contravention. The execution, delivery and performance by such Shareholder of this agreement and the consummation of the transactions contemplated hereby do not and will not (i) if such Shareholder is not an individual, violate the certificate of incorporation or bylaws of or similar organizational documents of such Shareholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder or (iv) result in the imposition of any Lien on any asset of such Shareholder.

Section 2.03.  Ownership of Shares. Such Shareholder is the beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares is subject to any voting trust, proxy or other agreement or arrangement with respect to the voting of such Shares, except as contemplated by this Agreement.

Section 2.04.  Reliance. Such Shareholder understands and acknowledges that Parent is entering into the Transaction Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

Section 2.05.  Total Shares. Except for the Shares set forth on the signature page hereto, as of the date of this Agreement such Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 2.06.  Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement by reason of any arrangement or agreement made by such Shareholder.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Shareholder:

Section 3.01.  Corporation Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate (or similar) powers of Parent and have been duly authorized by all necessary corporate (or similar) action. This Agreement constitutes a valid and binding agreement of Parent.

ARTICLE 4
COVENANTS OF SHAREHOLDER

Shareholder hereby covenants and agrees that:

Section 4.01.  No Transfer of, Proxies for, or Encumbrances on, Shares. (a) Except pursuant to the terms of this Agreement or as required by the Investment Arrangements, no Shareholder shall (nor permit any person under such Shareholder’s control to), without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell (including short sell), assign, transfer, encumber or otherwise dispose of, or enter into any contract (including any hedging or derivative agreement or other similar agreement), option or other arrangement (including any profit sharing arrangement) or understanding with respect to the direct or indirect sale (including short sale), assignment, transfer, encumbrance or other disposition of, any Shares, in each case on or prior to the earlier of the Record Date and June 30, 2009 (the “Sale Release Date”). After the Sale Release Date, no such sale, assignment, transfer, encumbrance, disposition, entering into of any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any Shares shall be made by any Shareholder other than in (i) open market sales not exceeding in any one trading day 20% of the Company’s average daily volume for the previous 30 trading days, or (ii) privately negotiated sales, provided that the transferee immediately following any such transaction would not, together with such transferee’s Affiliates, beneficially own in the aggregate 2% or more of the Company’s outstanding voting securities. For purposes hereof, the term “Record Date” shall mean the first record date established by the board of directors of the Company (with the approval and consent of at least one director designated by Parent) for the meeting of the Company’s shareholders contemplated by Section 10.2 of the Transaction Agreement (the “Record Date”).

(b)  For the avoidance of doubt, Parent hereby agrees and confirms that following the Sale Release Date, Shareholder may take any action referenced in clause (ii) of Section 4.01(a) with respect to any or all of the Shares, and that upon and to the extent of such sale, assignment, transfer, encumbrance, or other disposition such Shares shall no longer be subject to the terms of this Agreement, except to the extent expressly agreed by the Person to whom the Shares are sold, assigned, transferred or disposed of or for whose benefit the encumbrance arises.

Section 4.02. Other Offers. Subject to Section 5.01, Shareholder shall not, directly or indirectly, (i) take any action to solicit or initiate any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of, or relating to, the Company or any of its Subsidiaries to, any Person that may be considering making, or has made, an Acquisition Proposal or has agreed, or may be considering whether to agree, to endorse an Acquisition Proposal. Shareholder will promptly notify Parent after receipt of an Acquisition Proposal or any indication that any Person is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of, or relating to, the Company or any of its Subsidiaries by any Person that may be considering making, or has made, an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request.

Section 4.03 Appraisal Rights. Shareholder agrees not to exercise any rights to demand appraisal of any Shares which may arise with respect to any of the transactions contemplated by the Transaction Agreement.

ARTICLE 5
MISCELLANEOUS

Section 5.01.  Action in Shareholder Capacity Only. The parties acknowledge that this Agreement is entered into by Shareholder solely in his or her capacity as the beneficial owner of the Shares beneficially owned by him or her, and nothing in this Agreement shall in any way restrict or limit any action taken or to be taken (or failure to act) by such Shareholder in any capacity as a director or officer of the Company and the taking of any actions (or failure to act) in his or her capacity as an officer or director of the Company will not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

Section 5.02  Documentation and Information. Shareholder consents to and authorizes the publication and disclosure by Parent of Shareholder’s identity and holding of Shares, the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information that is required to be disclosed by Applicable Law in any press release, the Company Proxy Statement (including all schedules and documents filed with the SEC), or any other disclosure document or registration statement in connection with the Reincorporation Merger, the Share Exchange and any transactions contemplated by the Transaction Agreement; provided that Shareholder is provided with a reasonable opportunity to review and comment on any such disclosure. Shareholder agrees to promptly notify Parent of any required corrections with respect to any information supplied by Shareholder specifically for use in any such disclosure document, if and to the extent that Shareholder has knowledge that any such information shall have become false or misleading in any material respect.

Section 5.03.  Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and

Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

Section 5.04.  Amendments. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 5.05  Termination. (a) Subject to paragraph (b) of this Section 5.05, this Agreement shall terminate upon the earlier of:

(i) the Exchange Effective Time;

(ii) the mutual consent Parent and Shareholder; and

(iii) the termination of the Transaction Agreement pursuant to its terms.

In addition, as noted in Section 4.01 hereof, except as expressly stated therein, a transferee of Shares or other counterparty to a transaction contemplated thereby, the terms of this Agreement shall not apply to any Shares that are sold, assigned, transferred, encumbered or disposed of following the Sale Release Date in accordance with Section 4.01.

(b)  Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of this Article V, which will survive such termination, and any provision of this Agreement which by its terms survives such termination.

Section 5.06.  Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.07.  Successors and Assigns; Third Party Beneficiaries. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any controlled Affiliate of Parent. For the avoidance of doubt, any sale, assignment, transfer, encumbrance or disposition of Shares permitted by Section 4.01 shall not be regarded as an assignment of this Agreement and no purchaser, assignee, transferee, pledge or recipient of such Shares shall be regarded as a successor of Shareholder under this Agreement or have any responsibility or be subject to any liability under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

Section 5.08. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law.

Section 5.09.  Consent To Jurisdiction; Jury Trial. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court..

(b)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.10.  Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.11.  Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.12.  Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 5.13.  No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership interest or incidence of ownership of or with respect to any Shares. Except as otherwise provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Shareholder.

Section 5.14  Capitalized Terms; Other Terms.

(a)  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Transaction Agreement.

(b)  For purposes of this Agreement, a person shall be deemed to “beneficially own” any securities of which such person is considered to be a “beneficial owner” under Rule 13d-3 under the Exchange Act.

[Next page is a signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BANCO SANTANDER S.A.

By:
Name:
Title:

_____________________ Shares

By:
Name:
Title:

Exhibit B

ARTICLES OF INCORPORATION

OF

[___________________________]

ARTICLE I

The name of the Corporation is [_____________________________].

ARTICLE II

The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time (the “VSCA”).

ARTICLE III

The total number of shares of capital stock which the Corporation shall have authority to issue is [________________] shares, of which [________________] shares shall be shares of Preferred Stock, [without] par value [$___] per share (“Preferred Stock”), and [__________________] shares shall be shares of common stock, [without] par value [$___] per share (“Common Stock”).

A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or special, preferential or no voting power), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

PART A
PREFERRED STOCK

1.           Issuance in Series.  The Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors of the Corporation may determine.  Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.  Except as otherwise required by law or provided in these Articles of Incorporation, different series of Preferred Stock shall not be construed to constitute separate voting groups for the purpose of voting by separate voting groups.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the undesignated Preferred Stock in one or more series, each with such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the articles of amendment adopted by the Board of Directors to create such series.  The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or noncumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of these Articles of Incorporation.

2.           Series C Non-Cumulative Perpetual Preferred Stock.  There is hereby established a series of the Corporation’s authorized Preferred Stock, to be designated as the “Series C Non-Cumulative Perpetual Preferred Stock”  The designation and number, and relative rights, preferences and limitations of the Series C Non-Cumulative Perpetual Preferred Stock, insofar as not already fixed by any other provision of the Articles of Incorporation, shall be as follows:

Section 1.       Designation.  The designation of the series of preferred stock shall be Series C Non-Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”).  Each share of Series C Preferred Stock shall be identical in all respects to each other share of Series C Preferred Stock. Series C Preferred Stock will rank equally with Parity Stock (as hereinafter defined), if any, and will rank senior to Junior Stock (as hereinafter defined) with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2.       Par Value; Number of Shares.  Shares of the Series C Preferred Stock shall have no par value.  The number of authorized shares of Series C Preferred Stock shall be 8,000.  Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors or any duly authorized committee of the Board of Directors and by filing an amendment to these Articles of Incorporation pursuant to Section 13.1-639 of the VSCA, stating that such increase or reduction, as the case may be, has been so authorized.  The Corporation shall have the authority to issue fractional shares of Series C Preferred Stock.

Section 3.       Definitions.  As used herein with respect to Series C Preferred Stock:

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not required or permitted by law, regulation or executive order to close in New York, New York or Philadelphia, Pennsylvania.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

2

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depositary Trust Company, together with its successors and assigns.

“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized over which Series C Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Parity Stock” means any other class or series of stock of the Corporation that ranks equally with the Series C Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Preferred Directors” shall have the meaning set forth in Section 7 hereof.

“Series C Preferred Stock” shall have the meaning set forth in Section 1 hereof.

Section 4. Dividends.

(a)  Rate.  Holders of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series C Preferred Stock, and no more, payable quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing on August 15, 2006; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable is referred to herein as a “Dividend Payment Date”).  A “Dividend Period” is the period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date, except that the initial Dividend Period will commence on and include the original issue date of the Series C Preferred Stock.  Dividends on each share of Series C Preferred Stock will accrue, on a non-cumulative basis, on the liquidation preference of $25,000 per share at an annual rate of 7.30%.  Dividends, if declared by the Board of Directors or a duly authorized committee of the Board of Directors, will be payable to holders of record of Series C Preferred Stock as they appear on our books on the applicable record date, which shall be the first day of the calendar month during which the dividend payment date falls, or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors from time to time, which shall not be more than 60 nor less than 10 days prior to such dividend payment date.  Dividends payable on the Series C Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.

3

(b)  Non-Cumulative Dividends.  Dividends on shares of Series C Preferred Stock shall be non-cumulative.  To the extent that any dividends on the shares of Series C Preferred Stock with respect to any Dividend Period are not declared and paid, in full or otherwise, on or before such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable, and the Corporation shall have no obligation to pay, and the holders of Series C Preferred Stock shall have no right to receive, dividends accrued for such Dividend Period on or after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series C Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized capital stock of the Corporation.

(c)  Priority of Dividends.  So long as any share of Series C Preferred Stock remains outstanding, (i) no dividend or other distribution shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, or other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, during a Dividend Period, unless, in each case, the full dividends for the then-current Dividend Period on all outstanding shares of Series C Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.  When dividends are not paid in full upon the shares of Series C Preferred Stock and any Parity Stock, all dividends declared upon shares of Series C Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series C Preferred Stock, and accrued dividends, including any accumulations on Parity Stock, bear to each other.  No interest will be payable in respect of any dividend payment on shares of Series C Preferred Stock that may be in arrears.  Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series C Preferred Stock shall not be entitled to participate in any such dividend.

Section 5.       Liquidation Rights.

(a)  Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series C Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out

4

of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to Series C Preferred Stock upon liquidation, and the rights of the Corporation’s depositors and other creditors, to receive a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation.  The holders of Series C Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b)  Partial Payment.  If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of Series C Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series C Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any authorized, declared and unpaid dividends of Series C Preferred Stock and all such Parity Stock.

(c)  Residual Distributions.  If the liquidation preference plus any authorized, declared and unpaid dividends has been paid in full to all holders of Series C Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d)  Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 5, the sale, lease, exchange or other transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation, including a merger or consolidation in which holders of Series C Preferred Stock receive cash, securities or other property for their shares, be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6.       Redemption.

(a)  Optional Redemption.  The Corporation, at the option of the Board of Directors or any duly authorized committee of the Board of Directors, subject to the prior approval of the Office of Thrift Supervision (or any successor bank regulatory agency having jurisdiction over the Corporation) if then required, may redeem, in whole or in part, the shares of Series C Preferred Stock at the time outstanding, at any time on or after May 15, 2011, upon notice given as provided in Section 6(b) below.  The redemption price for shares of Series C Preferred Stock shall be $25,000 per share plus dividends that have been declared but not paid.  The holders of Series C Preferred Stock shall not have the right to require or cause the Corporation to repurchase or redeem the Series C Preferred Stock.

5

(b)  Notice of Redemption.  Notice of every redemption of shares of Series C Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Notwithstanding the foregoing, if the Series C Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC.  Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock.  Each notice shall state (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed by such holder; (iii) the redemption price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

(c)  Partial Redemption.  In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares of Series C Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series C Preferred Stock in proportion to the number of Series C Preferred Stock held by such holders or in such other manner as the Board of Directors or any duly authorized committee of the Board of Directors may determine to be fair and equitable.  Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time.

(d)  Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest.  The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest.  Any

6

funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

(e)  Any redemption of the Series C Preferred Stock is subject to the prior approval of the Office of Thrift Supervision (or any successor bank regulatory agency having jurisdiction over the Corporation), if such approval is then required.

Section 7.       Voting Rights.  The holders of Series C Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law and except that:

(a)  Supermajority Voting Rights — Senior Securities.  Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of (i) Series C Preferred Stock and (ii) any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, outstanding at the time, voting together as a single class, given in person or by proxy, at any special or annual meeting called for the purpose, will be necessary to permit, effect or validate the creation or issuance, or any increase in the authorized or issued amount of any class or series of stock (including any class or series of preferred stock) ranking senior to the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation;

(b)  Supermajority Voting Rights — Securities Convertible into Senior Securities.  At the election of the Corporation, either (i) the creation or issuance of any obligation or security convertible into, or evidencing the right to purchase, any class or series of stock (including any class or series of preferred stock) ranking senior to the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation or (ii) the conversion of any convertible security into, or the exercise of any right to purchase, any class or series of stock (including any class or series of preferred stock) ranking senior to the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall require the affirmative vote or consent of the holders of at least two-thirds of all of the shares, unless the vote or consent of the holders of a greater number of shares shall then be required by law, of (x) Series C Preferred Stock and (y) any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, outstanding at the time, voting together as a single class, given in person or by proxy, at any special or annual meeting called for the purpose; and

(c)  Supermajority Voting Rights — Amendment.  Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or

7

consent of the holders of at least two-thirds of all of the shares of (i) Series C Preferred Stock and (ii) any other class or series of preferred stock whose rights, preferences, privileges or voting powers would be materially and adversely affected that ranks on parity with the Series C Preferred Stock as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Corporation, outstanding at the time, voting together as a single class, given in person or by proxy, at any special or annual meeting called for the purpose, will be necessary to permit, effect or validate the amendment, alteration or repeal of any of the provisions of the Corporation’s Articles of Incorporation with respect to the Series C Preferred Stock or any other series of preferred stock, if such amendment, alteration or repeal would materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or of the holders thereof; provided, however , that (x) any increase in the amount of authorized preferred stock, the Series C Preferred Stock, or any other capital stock of the Corporation, or the creation and issuance of other series of preferred stock, including convertible preferred stock, or any other capital stock of the Corporation, in each case ranking on a parity with or junior to the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock or the holders thereof and (y) in no event shall any merger, consolidation or other similar transaction involving the Corporation, including any future transaction contemplated by the Investment Agreement, dated as of October 24, 2005 and amended as of November 22, 2005, between the Corporation and Banco Santander Central Hispano, S.A., require the approval of the holders of the Series C Preferred Stock, except (1) to the extent any right, preference, privilege or voting power of the Series C Preferred Stock is materially and adversely changed as a result of such merger, consolidation or similar transaction, and (2) to the extent required by law.

(d)  Special Voting Right.

(i)  Voting Right.  If and whenever dividends on any shares of the Series C Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends, and upon which similar voting rights have been conferred and are exercisable, shall have not been declared and paid for an amount equal to six or more Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the Board of Directors will be expanded by two members and the holders of the Series C Preferred Stock (together with holders of any and all other classes of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) will be entitled to vote together as a single class (to the exclusion of the holders of common stock) for the election of two directors of the Corporation to fill such vacancies (the “Preferred Directors”), provided that the election of the Preferred Directors shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors, and provided further that the Board of Directors shall at no time include more than two Preferred Directors.

8

(ii)  Election.  The election of the Preferred Directors will take place at any annual meeting of shareholders or any special meeting of the holders of Series C Preferred Stock, and any other class or series of the Corporation’s stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein.  At any time after the special voting power has vested pursuant to Section 7(d)(i) above, the Board of Directors, within 30 days after the receipt of written request of at least 20% of the aggregate liquidation preference of the Series C Preferred Stock (and any other class or series of preferred stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid for six or more Dividend Periods) (“Meeting Request”) shall (unless such Meeting Request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), call a meeting of the holders of Series C Preferred Stock (and any other class or series of preferred stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid for six or more Dividend Periods) for the election of the Preferred Directors to be elected by them as provided in Section 7(d)(iii) below.  The Preferred Directors shall each be entitled to one vote on any matter.

(iii)  Notice for Special Meeting.  Notice for a special meeting of holders of the Series C Preferred Stock (and any other class or series of preferred stock that ranks on parity with Series C Preferred Stock as to payment of dividends and for which dividends have not been paid for six or more Dividend Periods) shall be given in the manner provided in the Corporation’s bylaws for a special meeting of the Corporation’s shareholders.  The Preferred Directors elected at any special or annual meeting will hold office until the next annual meeting of the Corporation’s shareholders, unless the Preferred Directors have been previously terminated or removed pursuant to Section 7(d)(iv) below.  So long as a Nonpayment continues, any vacancy in the office of a Preferred Director (other than prior to the initial election of a Preferred Director) may be filled by the vote of the holders of record of a majority of the outstanding shares of Series C Preferred Stock (together with any and all other class or series of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of shareholders.

(iv)  Termination; Removal.  If and when full dividends on the Series C Preferred Stock have been regularly paid for at least four subsequent dividend periods, whether or not consecutive, following a Nonpayment on the Series C Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends, the holders of the Series C Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment), and the terms of office of the Preferred Directors shall immediately terminate and the number of directors on the Board of Directors shall automatically decrease by two.  The Preferred Directors may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series C Preferred Stock (together with holders of any and all other classes of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such

9

preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(d).

(e)  For purposes of this Section 7, each holder of Series C Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series C Preferred Stock as to payment of dividends, which is entitled to vote on any matter, will be entitled to vote with respect to such matter, together as a single class, pro rata in accordance with the respective aggregate liquidation preference of all shares of Series C Preferred Stock and such other class or series of preferred stock owned by each holder which is entitled to vote on such matter.

(f)  The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of the Series C Preferred Stock to effect such redemption, as provided in Section 6(d) above.

Section 8.       Conversion.  The holders of Series C Preferred Stock shall not have any rights to convert such Series C Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9.       Rank.  Notwithstanding anything set forth in the Articles of Incorporation or otherwise provided herein to the contrary, the Board of Directors or any authorized committee of the Board of Directors, without the vote of the holders of the Series C Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Sections 7(a) and 7(b), any class of securities ranking senior to the Series C Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10.     Repurchase.  Subject to the limitations imposed herein, the Corporation may purchase and sell Series C Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11.     Unissued or Reacquired Shares.  Shares of Series C Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12.     No Sinking Fund.  Shares of Series C Preferred Stock are not subject to the operation of a sinking fund.

10

PART B
COMMON STOCK

1.           General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

2.           Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

3.           Dissolution, Liquidation or Winding Up.  In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

4.           Voting Rights.  Except as otherwise required by law or these Articles of Incorporation, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of shareholders of the Corporation.

PART C
PROVISIONS APPLICABLE TO ALL CLASSES OF CAPITAL STOCK

1.           No Preemptive Rights.  No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares.

2.           Merger, Share Exchange, Etc.  Except as otherwise required in these Articles of Incorporation as they may hereafter be amended, a merger, statutory share exchange, sale or other disposition of all or substantially all the Corporation’s assets otherwise than in the usual and regular course of business, or an amendment to these Articles of Incorporation or dissolution, shall be approved by a majority of the votes cast by each voting group that is entitled to vote on such transaction.

ARTICLE IV

The initial registered office shall be located at [__________________________] in the [City, County] of [____________], Virginia, and the initial registered agent shall be [___________________________], who is [an individual who is a resident of Virginia and a [Director of the Corporation] [a member of the Virginia State Bar]] [a [domestic] [foreign] [stock] [nonstock] [corporation] [limited liability company] [registered limited liability partnership] authorized to transact business in the Commonwealth], and whose business address is the same as the address of the initial registered office.

11

ARTICLE V

The number of Directors shall be [___], but may be increased or decreased at any time by amendment of the Bylaws.

ARTICLE VI

1.           In this Article:

“applicant” means the person seeking indemnification pursuant to this Article.

“expenses” includes counsel fees, expert witness fees and costs of investigation, litigation and appeal, as well as amounts expanded in asserting a claim for indemnification.

“liability” means the obligation to pay a judgment, settlement, penalty, fine or such other obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

“proceeding” means any threatened, pending, or completed action, suit, proceeding or appeal, whether civil, criminal, administrative or investigative and whether formal or informal.

2.           In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

3.           The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation, or (ii) any Director, officer, employee or agent who is or was serving at the request of the Corporation as a director (including a member of any advisory board), trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law.  A person is considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan.  The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director, officer, employee or agent in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

12

4.           No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal.  The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly advance or reimburse all expenses, including attorneys’ fees, incurred by any such Director, officer, employee or agent in connection with such actions and determinations or proceedings of any kind arising therefrom.

5.           The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section 2 or 3 of this Article.

6.           Any indemnification under Section 3 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 3 of this Article.

The determination shall be made:

(a)           By the Board of Directors by a majority vote of a quorum consisting of Directors not at the time parties to the proceeding;

(b)           If a quorum cannot be obtained under subsection (a) of this Section 6, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to the proceeding;

(c)           By special legal counsel:

(i)           Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this Section 6; or

(ii)           If a quorum of the Board of Directors cannot be obtained under subsection (a) of this Section 6 and a committee cannot be designated under subsection (b) of this Section 6, selected by majority vote of the full Board of Directors, in which selection Directors who are parties may participate; or

(d)           By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant.  If the Board of Directors and the applicant are unable to agree upon such special legal counsel the

13

Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

7.           Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances or reimburse the expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section 3 of this Article if the applicant furnishes the Corporation with a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct described in Section 3 of this Article.  Such undertaking shall be an unlimited general obligation of the applicant but need not be secured and shall be accepted without reference to financial ability to make repayment.

9.           The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him or her in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him or her against such liability under the provisions of this Article.

10.           Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.  The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article.  Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined that such provision is not permitted by this Article or applicable laws of the Commonwealth of Virginia.

14

11.           Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE VII

1.           Affiliated Transactions Statute.  The Corporation shall not be governed by Article 14 of the VSCA.

2.           Control Share Acquisition Statute.  The provisions of Article 14.1 of the VSCA shall not apply to acquisitions of shares of any class of capital stock of the Corporation.

Dated: [_______________], 2008
___________________________________
[Name]
Incorporator

15

Exhibit C

BYLAWS

OF

[____________________________]

ARTICLE I

Meetings of Shareholders

1.1   Places of Meetings.  All meetings of the shareholders shall be held at such place, either within or without the Commonwealth of Virginia, as may, from time to time, be fixed by the Board of Directors.

1.2   Annual Meetings.  The annual meeting of the shareholders, for the election of Directors and transaction of such other business as may come before the meeting, shall be held on such date as the Board of Directors of the Corporation may designate from time to time.

1.3   Special Meetings.  Special meetings of shareholders for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, the President or by a majority of the Board of Directors.  At a special meeting, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

1.4   Notice of Meetings.  Except as otherwise required by the Virginia Stock Corporation Act (the “VSCA”), written or printed notice stating the place, day and hour of every meeting of the shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting, in any manner permitted by the VSCA, including by electronic transmission (as defined therein).  Meetings may be held without notice if all the shareholders entitled to vote at the meeting are present in person or by proxy or if notice is waived in writing by those not present, either before or after the meeting.

1.5   Quorum.  Except as otherwise required by the Articles of Incorporation, any number of shareholders together holding at least a majority of the outstanding shares of capital stock entitled to vote with respect to the business to be transacted, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business.  If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by (a) the chairman of such meeting or (b) a majority of the shareholders present or represented by proxy without notice other than by announcement at the meeting.

1.6   Voting.  At any meeting of the shareholders, each shareholder of a class entitled to vote on the matters coming before the meeting shall have one vote, in person or by proxy, for each share of capital stock standing in his or her name on the books of the Corporation at the time of such meeting or on any date fixed by the Board of Directors not more than 70 days prior to the meeting.  Every proxy shall be in writing, dated and signed by the shareholder entitled to vote or his or her duly authorized attorney-in-fact.

ARTICLE II

Directors

2.1   General Powers.  The property, affairs and business of the Corporation shall be managed under the direction of the Board of Directors, and except as otherwise expressly provided by the VSCA or the Articles of Incorporation, all of the powers of the Corporation shall be vested in such Board.

2.2   Number of Directors.  The number of Directors shall be [___].

2.3   Election of Directors.

(a)   Directors shall be elected at the annual meeting of shareholders to succeed those Directors whose terms have expired and to fill any vacancies thus existing.

(b)   Directors shall hold their offices for terms of one year and until their successors are elected.  Any Director may be removed from office at a meeting called expressly for that purpose by the vote of shareholders holding not less than a majority of the shares entitled to vote at an election of Directors.

(c)   Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of the majority of the remaining Directors though less than a quorum of the Board of Directors.

(d)   A majority of the number of Directors fixed by these Bylaws shall constitute a quorum for the transaction of business.  The act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

2.4   Meetings of Directors.  Meetings of the Board of Directors shall be held at places within or without the Commonwealth of Virginia and at times fixed by resolution of the Board, or upon call of the President, and the Secretary or officer performing the Secretary’s duties shall give not less than twenty-four hours’ notice by any manner permitted by the VSCA, including by electronic transmission (as defined therein), of all meetings of the Directors, provided that notice need not be given of regular meetings held at times and places fixed by resolution of the Board.  An annual meeting of the Board of Directors shall be held as soon as practicable after the adjournment of the annual meeting of shareholders.  Meetings may be held at any time without notice if all of the Directors are present, or if those not present waive notice in writing either before or after the meeting.

In addition, members of the Board of Directors or any committee designated thereby pursuant to Article III hereof may participate in a meeting of the Board or such committee by means of a conference telephone or similar communications equipment whereby all persons participating in a meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.5   Actions Without Meetings.  Any action that may be taken at a meeting of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action, shall be signed either before or after such action by all the Directors.  Such consent shall have the same force and effect as a unanimous vote.

2.6   Resignation.  Any member of the Board of Directors may resign at any time by giving written notice of his or her intention to do so to the Board of Directors, the Chairman of the Board of Directors, the President or the Secretary of the Corporation.

ARTICLE III

Committees

3.1   Executive Committee.  The Board of Directors may, by vote of a majority of the number of Directors fixed by these bylaws, designate an Executive Committee.  When the Board of Directors is not in session, the Executive Committee shall have all power vested in the Board of Directors by the VSCA, the Articles of Incorporation or these Bylaws, except as otherwise provided in the VSCA.  The Executive Committee shall report at the next regular or special meeting of the board of Directors all action that the Executive Committee may have taken on behalf of the Board since the last regular or special meeting of the Board of Directors.

3.2   Other Committees.  The Board of Directors, by resolution duly adopted, may establish committees of the Board having limited authority in the management of the affairs of the Corporation as it may deem advisable and the members, terms and authority of such committees shall be as set forth in the resolutions establishing the same.

3.3   Meetings.  Regular and special meetings of any committee established pursuant to this Article may be called and held subject to the same requirements with respect to time, place and notice as are specified in these Bylaws for regular and special meetings of the Board of Directors.

3.4   Actions Without Meeting.  Any action that may be taken at a meeting of a committee may be taken without a meeting if a consent in writing, setting forth the action so to be taken, shall be signed before such action by all the members of the committee.  Such consent shall have the same force and effect as a unanimous vote.

3.5   Quorum and Manner of Acting.  A majority of the members of any committee serving at the time of any meeting thereof shall constitute a quorum for the transaction of business at such meeting.  The action of a majority of those members present at a committee meeting at which a quorum is present shall constitute the act of the committee.

3.6   Term of Office.  Members of any committee shall be elected by vote of a majority of the number of Directors fixed by these Bylaws and shall hold office until their successors are elected by the Board of Directors or until such committee is dissolved by the Board of Directors.

3.7   Resignation and Removal.  Any member of a committee may resign at any time by giving written notice of his or her intention to do so to the President or the Secretary of the Corporation, or may be removed, with or without cause, at any time by such vote of the Board of Directors as would suffice for his or her election.

3.8   Vacancies.  Any vacancy occurring in a committee resulting from any cause whatever may be filled by the affirmative vote of a majority of the Directors of the Corporation.

ARTICLE IV

Officers

4.1   Election.  The officers of the Corporation shall consist of a President, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors.  In addition, such other officers as are provided in Section 4.3 of this Article may from time to time be elected by the Board of Directors.  All officers shall hold office until the next annual meeting of the Board of Directors or until their successors are elected.  Any two or more officers may be combined in the same person as the Board of Directors may determine, except that the same person shall not be President and Secretary.

4.2   Removal of Officers; Vacancies.  Any officer of the Corporation may be removed summarily with or without cause, at any time by a resolution passed at any meeting by affirmative vote of a majority of the Directors of the Corporation.  Vacancies may be filled at any meeting of the Board of Directors.

4.3   Other Officers.  Other officers may from time to time be elected by the Board, including, without limitation, a Chairman of the Board of Directors, who, when present, shall preside at all meetings of the Board of Directors, one or more Vice Presidents (any one or more of whom may be designated as Executive Vice President or Senior Vice President), one or more Assistant Secretaries and one or more Assistant Treasurers.

4.4   Duties.  The officers of the Corporation shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as from time to time shall be conferred by the Board of Directors.  The Board of Directors may require any officer to give such bond for the faithful performance of his or her duties as the Board may see fit.

ARTICLE V

Capital Stock

5.1   Certificates.  The shares of capital stock of the Corporation may but need not be represented by certificates.  When shares are represented by certificates, such certificates shall be in forms prescribed by the Board of Directors and executed in any manner permitted by law and stating thereon the information required by law.  Transfer agents and/or registrars for one or more classes of shares of the Corporation may be appointed by the Board of Directors and may be required to countersign certificates representing shares of such class or classes.  If any officer whose signature or facsimile thereof shall have been used on a share certificate shall for any reason cease to be an officer of the Corporation and such certificate shall not then have been delivered by the Corporation, the Board of Directors may nevertheless adopt such certificate and it may then be issued and delivered as though such person had not ceased to be an officer of the Corporation.

5.2   Lost, Destroyed and Mutilated Certificates.  Holders of the shares of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may, in its discretion, cause one or more new certificates for the same number of shares in the aggregate or cause uncertificated shares for the same number of shares to be issued to such shareholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction, and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

5.3   Transfer of Shares.  Uncertificated shares of the Corporation shall be transferable or assignable on the books of the Corporation upon proper instruction from the holder of such shares, and certificated shares of the Corporation shall be transferable or assignable only on the books of the Corporation by the holders in person or by attorney on surrender of the certificate for such shares duly endorsed and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation.  The Corporation will recognize the exclusive right of the person registered on its books as the owner of shares to receive any dividends and to vote as such owner.

5.4   Fixing Record Date.  For the purpose of determining shareholders entitled to notice of or to vote at any meeting of the shareholders or any adjournment thereof, or entitled to receive payment for any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than 70 days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken.  If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders.  When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

ARTICLE VI

Miscellaneous Provisions

6.1   Fiscal Year.  The fiscal year of the Corporation shall end on [December 31st] of each year.

6.2   Books and Records.  The Corporation shall keep correct and complete books and records of account and shall keep minutes of the proceedings of its shareholders and Board of Directors. The Company shall also keep at its registered office or principal place of business a record of its shareholders, giving the names and addresses of all shareholders, and the number, class and series of the shares being held.

6.3   Checks, Notes and Drafts.  Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Board of Directors from time to time may authorize.  When the Board of Directors so authorizes, however, the signature of any such person may be a facsimile.

6.4   Amendment of Bylaws.  These Bylaws may be amended or altered at any meeting of the Board of Directors by affirmative vote of a majority of the number of Directors fixed by these Bylaws.  The shareholders entitled to vote in respect of the election of Directors, however, shall have the power to rescind, alter, amend or repeal any Bylaws and to enact Bylaws that, if expressly so provided, may not be amended, altered or repealed by the Board of Directors.

6.5   Voting of Shares Held.  Unless otherwise provided by resolution of the Board of Directors, the President shall from time to time appoint an attorney or attorneys or agent or agents of this Corporation, in the name and on behalf of this Corporation, to cast the vote which this Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose stock or securities may be held in this Corporation, at meetings of the holders of the shares or other securities of such other corporation, or to consent in writing to any action by any such other corporation, and shall instruct the person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of this Corporation and under its corporate seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the premises; or, in lieu of such appointment, the President may attend in person any meetings of the holders of shares or other securities of any such other corporation and there vote or exercise any or all power of this

Corporation as the holder of such shares or other securities of such other corporation.

[_____________], 2008